UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FMC CORPORATION

(Name of Registrant as Specified In Its Charter)

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FMC Corporation

March 16, 2018

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2018 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 24, 2018, at 2:00 p.m. local time at the FMC Tower at Cira Centre South, 2929 Walnut Street, 24th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2017 and on our outlook for 2018. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 24th.

Sincerely,

Pierre Brondeau

President, Chief Executive Officer and Chairman of the Board

Notice of Annual Meeting
of Stockholders

Tuesday, April 24, 2018

2:00 p.m.

FMC Tower at Cira Centre South, 2929 Walnut Street, 24th Floor, Philadelphia, Pennsylvania

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.	Elect eleven directors, each for a term of one year.
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.
3.	Hold an advisory (non-binding) vote on executive compensation.
4.	Consider and act upon any other business properly brought before the meeting.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2018:

The proxy statement and the annual report to security holders are available at www.fmc.com

March 16, 2018

By order of the Board of Directors,

Andrea E. Utecht

Executive Vice President, General Counsel and Secretary

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I.	INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2018 Annual Meeting of Stockholders and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2018 Annual Meeting” or the “Annual Meeting”). The Company first mailed this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2017 on or about March 16, 2018.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect eleven directors;
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018;
3.	Hold an advisory (non-binding) vote on executive compensation; and
4.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on February 27, 2018. You will have one vote for each share of Common Stock. As of February 27, 2018, there were 134,483,366 shares of Common Stock outstanding.

How to Vote

You may vote in one of four ways:

●	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;

●	You can vote by Internet;

●	You can vote by telephone; or

●	You can cast your vote at the Annual Meeting.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA, 19104, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above-referenced attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote. If you hold your shares through a broker, bank or other intermediary and you wish to vote at the Annual Meeting, in addition to the above-referenced attendance notifications, you must obtain a legal proxy from your broker, bank or other intermediary authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR Proposals 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 5

Vote Required for Action

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, any nominee who receives a majority of the votes cast with respect to his or her election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Adoption of Proposals 2 and 3 require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees

Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2 and 3, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, but the election of directors and the advisory vote regarding executive compensation are considered non-routine matters. In the event of a broker non-vote in the election of directors or with respect to the advisory vote regarding executive compensation at the Annual Meeting, the broker non-vote will not have any effect on the outcome inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 20, 2018 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

●	Sending a written notice to the Corporate Secretary of FMC;

●	Delivering a properly executed, later-dated proxy;

●	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or

●	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 20, 2018.

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II.	THE PROPOSALS TO BE VOTED ON

Proposal 1	Election of Directors

Nominees for Director

The Board of Directors consists of 11 directors, each of whom is elected to serve for a term of one year, expiring at the subsequent annual meeting of stockholders. The nominees for director this year are Pierre Brondeau, Eduardo E. Cordeiro, G. Peter D’Aloia, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Margareth Øvrum, Robert C. Pallash, William H. Powell, and Vincent R. Volpe, Jr., each of whom is an incumbent director. If elected, these directors’ next term will expire at the 2019 Annual Meeting. Information about the nominees is contained in the section of this proxy statement entitled “Board of Directors”.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Pierre Brondeau, Eduardo E. Cordeiro, G. Peter D’Aloia, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Margareth Øvrum, Robert C. Pallash, William H. Powell and Vincent R. Volpe, Jr. to the Board of Directors as described above.

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has approved KPMG LLP (“KPMG”) continuing to serve as the Company’s independent registered public accounting firm for 2018.

The Audit Committee periodically reviews the performance of the independent external audit firm. In conjunction with the mandated rotation of KPMG’s lead engagement partner, the Audit Committee and its chairperson also evaluate and approve the selection of KPMG’s new lead engagement partner.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG. For the years 2017 and 2016, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

($000)	2017	2016
Audit Fees(1)	20,381	7,658
Audit Related Fees(2)	1,081	232
Tax Fees(3)	858	755
All Other Fees(4)	721	536
TOTAL	23,041	9,181

(1)	Fees for professional services performed by KPMG for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements and, for 2017, audit services related to the acquisition of certain assets relating to the crop protection business and research and development organization of E. I. duPont de Nemours and Company (“DuPont”) and the divestiture of the Health and Nutrition business to DuPont.

(2)	Fees for services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, as well as audit related services in connection with attestations by KPMG that are required by statute, regulation, or contractual requirements.

(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.

(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work is primarily related to tax filings for individual employees involved in the Company’s expatriate program.

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Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Audit Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services or services for which the fees to be incurred would exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee and to the Company’s Chief Financial Officer or his designee by the independent registered public accounting firm.

The request or application must include a statement as to whether, in the view of both the independent registered public accounting firm and the Chief Financial Officer or his designee, such request or application is consistent with the rules of the Securities and Exchange Commission (“SEC”) regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, provided that any such approval would then be reviewed by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee has determined that the independence of KPMG has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018.

Proposal 3	Advisory (Non-Binding) Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules of the SEC, our Board of Directors is submitting a proposal providing our stockholders the opportunity to cast a non-binding advisory vote on the executive compensation paid to the Company’s executive officers named in this proxy statement (“named executive officers” or “NEOs”). Following a vote by our stockholders last year, the Company will continue to conduct a non-binding advisory vote on executive compensation (“Say on Pay”) on an annual basis.

This advisory vote on executive compensation is non-binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation and Organization Committee (the “Compensation Committee”) may consider the outcome of the vote when considering future executive compensation decisions. Specifically, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2018 described in this proxy statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and stockholders, (iii) align NEO pay with individual and the Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide NEOs with a competitive level of compensation and (v) promote retention of the NEOs and other senior leaders. In 2017, 61.92% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2017 proxy statement.

For the reasons discussed above (and further amplified in the compensation disclosures made in this proxy statement), the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this proxy statement).

The Board of Directors recommends a vote FOR the above resolution.

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III.	BOARD OF DIRECTORS

Director Qualifications

Directors are selected based on integrity, successful business experience, stature in their own fields of endeavor and diversity of perspectives they bring to the Board. Desired attributes of all directors include (i) ability to reach thoughtful, independent and logical judgments on difficult and complex issues; (ii) demonstrated leadership; (iii) knowledge, experience and skills in at least one specialty area relevant to the Company’s lines of business; (iv) accountability; (v) objectivity; and (vi) willingness and ability to cooperate and engage with other members of the Board openly and constructively. Directors must also be able to view the issues the Company faces from the stockholders’ perspective and be committed to representing the long-term interests of our stockholders. Our Statement of Governance Principles, Policies and Procedures requires that a substantial majority of directors (at least two thirds) must be independent. We also require that our directors be able to commit the time necessary to ensure the diligent performance of their duties.

In addition, the Board as a whole should reflect a range of experience, skills, diversity and expertise. Areas of interest may include: (i) senior management experience, (ii) international experience, (iii) accounting and financial expertise, (iv) technology expertise, (v) academic or scientific expertise, (vi) chemical industry experience, (vii) government or public interest experience, and (viii) corporate governance and public company experience. To understand the context in which these skills, diversity and expertise are required, please see the description of the Company in the “Executive Summary” of the Compensation Discussion and Analysis section.

Board Diversity

We believe that maintaining a diverse Board membership with varying backgrounds, skills, expertise and other differentiating personal characteristics enhances the quality and diversity of thought in the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. In seeking candidates who possess diversity of experience, background and perspective, the Nominating and Corporate Governance Committee casts a wide net and considers candidates whose diversity is based on race, gender, industry experience, type of position held, and other board experience. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board and the evolving needs of the Company.

BOARD DIVERSITY

(1)	There are two female directors who serve on the Board, K’Lynne Johnson and Margareth Øvrum, and one Hispanic director, Eduardo Cordeiro.

The professional experience, qualifications, skills and expertise of each director nominee is set forth below.

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Nominees for Director

New Term Expiring in 2019

Pierre Brondeau

Principal Occupation: President, CEO and Chairman, FMC Corporation
Age: 60
Director Since: 2010

Mr. Brondeau was elected Chairman of the Company in October 2010. Before joining the Company as President and Chief Executive Officer in January 2010, Mr. Brondeau served as President and Chief Executive Officer, Dow Advanced Materials Division, until his retirement in September 2009. Prior to Dow’s acquisition of Rohm and Haas Company in April 2009, he was President and Chief Operating Officer of Rohm and Haas from May 2008. Mr. Brondeau held numerous executive positions during his tenure at Rohm and Haas from 1989 through May 2008.

Other Board Experience

Mr. Brondeau is a member of the Board of Directors of TE Connectivity.

Qualifications

Mr. Brondeau has extensive senior executive leadership experience at large multi-national public companies engaged in the specialty materials and chemicals industries, as well as many years of international business experience in the United States and Europe. In addition, he has significant expertise in finance and mergers and acquisitions, as well as other areas of business, all of which make him an important contributor to the Board.

Eduardo E. Cordeiro

Principal Occupation: Executive Vice President, Chief Financial Officer, and President, Americas Region, of Cabot Corporation, a global specialty chemicals and performance materials company
Age: 50
Director Since: 2011

Mr. Cordeiro has served as Executive Vice President and Chief Financial Officer of Cabot Corporation since 2009. In 2014 he was also appointed President, Americas Region. He joined Cabot in 1998 and has held several corporate, business and executive management positions including General Manager of Cabot’s Fumed Metal Oxides and Tantalum businesses and Vice President of Corporate Strategy. Prior to joining Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group.

Qualifications

Mr. Cordeiro brings extensive strategy, finance and chemical industry experience to the Board. He has developed corporate strategy experience working for The Boston Consulting Group and more specifically chemical industry strategy experience leading Cabot’s corporate strategy function for the last several years. He also brings deep financial experience having held multiple finance roles at Cabot since he started with the company over 15 years ago, including, most recently, the CFO position. Mr. Cordeiro also brings operational and chemical industry business experience to the Board having been General Manager for two of Cabot’s core specialty chemical businesses.

G. Peter D’Aloia

Principal Occupation: Former Managing Director and member of the Board of Directors of Ascend Performance Materials Holdings, Inc., a producer of Nylon 66 and related chemicals
Age: 73
Director Since: 2002

Mr. D’Aloia served as Managing Director and a member of the Board of Directors of Ascend Performance Materials Holdings, Inc. from June 1, 2009 until March 31, 2017. From February 2000 until June 2008, Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of Trane, Inc. (formerly American Standard Companies, Inc.). Prior to that, he was employed by Honeywell (formerly AlliedSignal Inc.), a diversified industrial company, most recently serving as Vice President-Strategic Planning and Business Development. He spent 28 years with AlliedSignal Inc. in diverse management positions, including Vice President-Taxes, Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials sector.

Other Board Experience

Mr. D’Aloia is a member of the Board of Directors of Wabco, Inc.

Qualifications

Mr. D’Aloia’s significant financial and business experience resulting from senior executive, financial and strategic planning roles in large manufacturing operations, enable him to be a key strategic advisor to the Company and to serve as a financial expert on the Audit Committee. In addition, his service as a director of other public companies provides him significant insight into corporate governance issues.

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C. Scott Greer

Principal Occupation: Principal, Greer and Associates, a private investment management firm
Age: 67
Director Since: 2002

Since June 2006, Mr. Greer has been a principal in Greer and Associates, a private investment management firm. Until June 2005, he was Chairman, President and Chief Executive Officer of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April 2000 and as its President and Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to joining Flowserve, Mr. Greer was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997.

Other Board Experience

Mr. Greer served on the Board of Directors of Washington Group from 2002 to 2007. He was also a member of the Board of Directors of eMedicalFiles, Inc.

Qualifications

Mr. Greer’s experience in senior executive roles, including as Chairman and CEO of a publicly-traded global manufacturing operation, as well as his service as a director of other public companies, have given him deep expertise in the governance and operation of large multinational companies. His tenure with Flowserve Corporation, a supplier of equipment to chemical companies, provided him with significant knowledge of the chemical industry. Finally, having passed the CPA exams, he has financial expertise which enhances his contribution to the Board.

K’Lynne Johnson

Principal Occupation: Former CEO, President and Executive Chair of Elevance Renewable Sciences, Inc., a global specialty chemicals company
Age: 49
Director Since: 2013

Ms. Johnson was Executive Chair of Elevance Renewable Sciences, Inc. from October 2015 until the end of February 2016. Prior to being named Executive Chair, Ms. Johnson served for eight years as CEO and President. Elevance products and technologies are used in personal care products, detergents and cleaners, lubricants and additives, engineered polymers and other specialty chemicals markets. Previously, Ms. Johnson served as Senior Vice President of the Global Derivatives operating company within BP Innovene, one of the world’s largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for 25 years at Amoco, BP Chemicals, Innovene and Elevance.

Qualifications

As a result of her work experience, Ms. Johnson has acquired significant knowledge of Asia and Europe, markets which represent approximately one half of the Company’s business, as well as new technology and technology development. As the Company moves more towards a technology company with the acquisition of certain of DuPont’s patented crop protection technologies and its discovery research capabilities, such expertise is invaluable to the Board.

Dirk A. Kempthorne

Principal Occupation: President and CEO, American Council of Life Insurers
Age: 66
Director Since: 2009

Governor Kempthorne was appointed to his current position with the American Council of Life Insurers in November 2010. Prior to that, he served as the 49th United States Secretary of the Interior from June 2006 until January 2009. From January 1999 until his appointment as Secretary of the Interior, Governor Kempthorne served as the Governor of Idaho. He was also a United States Senator representing the State of Idaho from 1993 to 1999 and was the Mayor of Boise, Idaho from 1986 to 1993. Governor Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force.

Other Board Experience

Governor Kempthorne is a member of the Board of Directors of Olympic Steel.

Qualifications

Governor Kempthorne’s lengthy experience in government, both on the federal and state level, makes Governor Kempthorne well qualified to serve as a director of the Company, which interfaces with numerous regulatory agencies in several facets of its operations.

Paul J. Norris

Principal Occupation: Retired Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals
Age: 70
Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He resigned as a member of W. R. Grace’s Board of Directors in February 2010. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts (formerly Fluorine Products Division) from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation (now a part of BASF Corporation), including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts.

Other Board Experience

Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc., Ecolab, Inc. and Nalco Holding Company, and he served as the Non-Executive Chairman of the Board of Directors of Sealy Corporation. He also previously performed advisory services for Kohlberg Kravis Roberts & Co.

Qualifications

As the former Chairman and CEO of a specialty chemical company and with over 35 years in the chemical industry, as well as a director on public company boards of directors, Mr. Norris has significant business and corporate governance experience relevant to the Company which makes him well qualified to serve as a director.

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Margareth Øvrum

Principal Occupation: Executive Vice President, Technology, Projects & Drilling of Statoil ASA, an international oil and gas exploration and production company
Age: 59
Director Since: 2016

Ms. Øvrum has served as Executive Vice President of Statoil ASA since 2004. She has global responsibility for technology research, procurement, projects and drilling. Prior to her current position, she held numerous senior leadership positions within Statoil, including Executive Vice President, Technology and New Energy; Executive Vice President, Health and Safety; Senior Vice President, Operations Support; Vice President, Veslefrikk Field; and Platform Manager.

Other Board Experience

Ms. Øvrum is a member of the Board of Directors of Alfa Laval AB.

Qualifications

Ms. Øvrum’s strong operations background provided her with deep experience in process technology, safety, sustainability and environmental management, all of which are critically important to a chemical company. Further, her wide international view and exceptional knowledge of European markets, where the Company has approximately one quarter of its business, acquired while executing very large projects in a number of different countries, make her a valuable contributor to the Board of the Company.

Robert C. Pallash

Principal Occupation: Retired President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer
Age: 66
Director Since: 2008

Until December 2013, Mr. Pallash served as President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer, since January 2008. From August 2005 to January 2008, Mr. Pallash was Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and exited in October 2010. Prior to joining Visteon, Mr. Pallash served as President of TRW Automotive Japan from 1999.

Other Board Experience

Until December 2013, Mr. Pallash served on the Board of Directors of Halla Climate Controls in South Korea, a majority-owned subsidiary of Visteon Corporation.

Qualifications

Mr. Pallash’s international experience, particularly in Asia where the Company has approximately one-quarter of its business, as well as his experience in the automotive industry, which is important to the Company’s Lithium business, enables him to bring significant value as a member of the Board.

William H. Powell

Principal Occupation: Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a producer of specialty polymers, electronic and engineering materials, and specialty food ingredients
Age: 72
Director Since: 2011

Mr. Powell retired as Chairman and Chief Executive Officer of National Starch and Chemical Company in 2006. He joined National Starch in 1976 and held numerous management and executive positions in the company. When National Starch was a subsidiary of the UK chemical company ICI PLC, Mr. Powell was an Executive Vice President and a director of ICI PLC. Prior to joining National Starch, he was with Novamont Corporation and Air Products and Chemicals, Inc., and served as an officer in the United States Air Force.

Other Board Experience

Mr. Powell currently serves as a non-executive director for Granite Construction Incorporated and PolyOne Corporation.

Qualifications

Mr. Powell’s deep background in the chemical industry, his global expansion and innovation systems experience, his extensive public company board service, and his role as a chief executive officer during periods of growth add great value to the Board of the Company.

Vincent R. Volpe, Jr.

Principal Occupation: Chairman, CEO and President and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team
Age: 60
Director Since: 2007

In 2015 Mr. Volpe became Chairman, CEO and President and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team. Until September 2015, Mr. Volpe was the Chief Executive Officer, President and a director of Dresser-Rand Group, Inc., a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He had served in those positions since his election in September 2000. Previously he served as Chief Operating Officer of Dresser-Rand Group, Inc. from 1999 until September 2000. After joining Dresser-Rand in 1981, Mr. Volpe held several diverse management positions. He served as President, Turbo Products Division from 1997-1999; President-Europe from 1996-1997; Vice President and General Manager, Turbo Products Division-European Operations from 1993-1996; Executive Vice President, European Operations from 1992-93; and Vice President, Marketing and Engineering, Steam & Turbo Products-European Operations.

Other Board Experience

Mr. Volpe is an advisor to the Board of Directors of Archbishop Walsh High School (Olean, NY).

Qualifications

Based on his previous role as the CEO of a large manufacturing company, as well as other significant positions within that company, Mr. Volpe has the senior executive, operating and corporate governance experience necessary to provide valuable oversight to the Company in the conduct of its business. His significant international experience and linguistic capabilities are also of great advantage to the Company, with 75% of its business outside of North America.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 12

IV.	INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings

During 2017, the Board of Directors held five regular meetings and two telephonic meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all Committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing Committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee and a Sustainability Committee.

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are all composed of non- employee directors, each of whom has been determined by the Board to be independent on the basis set forth below. With the exception of the Chief Executive Officer, Mr. Brondeau, no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates.

The Board has affirmatively determined that none of the non-employee directors has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Messrs. Cordeiro, D’Aloia, Greer, Kempthorne, Norris, Pallash, Powell and Volpe, Ms. Johnson and Ms. Øvrum. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence.

Mr. Cordeiro is an executive officer of Cabot Corporation, a business that has engaged in transactions with the Company in the past year. The Board has determined that none of these transactions, individually or in the aggregate, were material to the Company or the other entity, and that Mr. Cordeiro does not have a material interest in the transactions. Furthermore, the Board noted that that the transaction amounts fall below the thresholds established by the NYSE for determining independence. The Company’s purchases from Cabot Corporation were $150,479.97 in 2017 and $49,325.14 in 2016; and there were no sales or purchases in 2015. On the basis of its evaluation, the Board has concluded that Mr. Cordeiro meets the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self- assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

●	Review the effectiveness and adequacy of the Company’s internal controls

●	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations

●	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function

●	Review significant changes in accounting policies

●	Select the independent registered public accounting firm and confirm its independence

●	Review potentially significant litigation

●	Review federal income tax issues

●	Review the Company’s policies with respect to risk assessment and risk management

●	Review with management the Company’s earnings releases

●	Monitor the Company’s compliance with legal and regulatory requirements

●	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

Members: Mr. Cordeiro (Chair), Mr. D’Aloia, Mr. Norris, Mr. Pallash, and Mr. Volpe. The Board of Directors has determined that both Messrs. Cordeiro and D’Aloia meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Audit Committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2017: 6

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Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

●	Review and approve compensation policies and practices for senior executives

●	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers

●	Review as necessary the Company’s compensation programs, policies and practices with respect to risk assessment

●	Review performance and establish the total compensation for the Chief Executive Officer and other senior executives

●	Administer the Company’s Incentive Compensation and Stock Plan and determine whether to authorize any delegation permitted under the plan

●	Review the Compensation Discussion and Analysis and based on such review, recommend to the Board of Directors that it be included in the annual proxy statement

●	Review stockholder votes and other input on executive compensation practices and independently determine if any changes are necessary

●	Review significant organizational changes and management succession planning

●	Recommend to the Board of Directors candidates for officers of the Company

●	Review the terms of employment agreements, severance agreements, change in control agreements and other compensatory arrangements for senior executives

●	Oversee evaluation of management performance and development

●	Review executive stock ownership guidelines and oversee clawback, hedging, and pledging policies

Members: Mr. Greer (Chair), Ms. Johnson, Mr. Norris and Mr. Powell.

Number of Meetings in 2017: 4

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

●	Review and recommend candidates for director

●	Recommend Board of Directors meeting formats and processes

●	Oversee corporate governance, including an annual review of governance principles

●	Review and approve director compensation policies, including the determination of director compensation

●	Oversee Board of Directors and Committee evaluation procedures

●	Determine director independence

●	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Volpe (Chair), Mr. Cordeiro, Mr. D’Aloia, Mr. Greer, Mr. Kempthorne and Ms. Øvrum.

Number of Meetings in 2017: 3

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Brondeau (Chair), Mr. D’Aloia, Mr. Greer and Mr. Cordeiro (Alternate).

Number of Meetings in 2017: 1

Sustainability Committee

The Board of Directors has adopted a written charter that outlines the duties of the Sustainability Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, are to:

●	Monitor the Company’s Sustainability Program, including program development and advancement, goals and objectives, and progress toward achieving those objectives, as well as the following subprograms:

–	Employee occupational safety and health, and process safety programs

–	Environmental responsibility

–	Programs with regard to the American Chemistry Council’s Responsible Care® initiative

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Members: Mr. Kempthorne (Chair), Ms. Johnson, Ms. Øvrum, Mr. Pallash and Mr. Powell.

Number of Meetings in 2017: 3

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Lead Director, Mr. D’Aloia, presides over these sessions. See the section below entitled “Board Leadership Structure” for additional information regarding the role of the Lead Director. In addition, see the section below entitled “Communicating with the Board” for procedures for communicating with the Lead Director.

Director Compensation

Compensation Policy

The Company maintains the FMC Corporation Non-Employee Directors Compensation Policy to provide for the compensation described below. The Nominating and Corporate Governance Committee is responsible for reviewing and approving director compensation. Competitive market data on director pay levels and design practices are prepared by and reviewed with the Company’s consultant, Aon. The Non-Employee Directors Compensation Policy is not applicable to directors who are also employees of the Company. Accordingly, Mr. Brondeau received no additional compensation for his service as a director. For a description of the compensation paid to Mr. Brondeau for his service during 2017 as our CEO, see below under the heading “Executive Compensation”.

Retainer and Fees

Currently, each non-employee director is paid an annual retainer of $100,000 or a prorata amount for any portion of a year served. The retainer is paid in quarterly installments in cash, unless the director elects to receive all or part of it in restricted stock units (or “RSUs”). Restricted stock units paid in respect of the annual retainer are subject to forfeiture on a prorata basis if the director does not serve for the full year in respect of which the retainer is paid. The forfeiture condition is waived in the event of a change in control of the Company or if the director’s service ceases due to his or her death or disability. Each director who chairs a Committee is paid an additional $10,000 per year except the Chairman of the Compensation Committee who is paid an additional $15,000 per year, and the Chairman of the Audit Committee who is paid an additional $20,000 per year. Audit Committee members also receive an additional $5,000 annual retainer. The Lead Director is paid an additional $25,000 annual retainer.

Annual Grant of Restricted Stock Units

Currently, each non-employee director also receives an annual grant of restricted stock units having a value of $130,000 on the date of grant. These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant or, if sooner, upon a change in control of the Company. In addition, these restricted stock units will vest on a prorata basis if the director dies before the Annual Meeting at which the units would have otherwise vested.

Payment of Vested Restricted Stock Units

A director is permitted to specify, prior to the year in which the restricted stock units are credited, the date upon which he or she wishes to receive payment in Common Stock of the fully vested restricted stock units. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, which policy is described below.

Other Compensation

Non-employee directors receive dividend equivalent rights on all restricted stock units awarded as part of their annual retainers and on any vested restricted stock units awarded as an annual grant. Such dividend equivalent rights are credited in the form of additional restricted stock units equal in value to the cash dividends paid to stockholders. No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation

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plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans. The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $15,000 per year to certain educational institutions, arts and cultural organizations, and conservation and civic organizations.

Director Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by directors. The Director Stock Ownership Policy requires that directors hold a minimum of five times the value of the annual retainer, or $500,000. For this purpose, undistributed shares underlying restricted stock units (both vested and non-vested) are considered “held” by a director. Directors are not permitted to sell shares of Company stock, other than to satisfy tax liabilities triggered by Company equity grants, until they are within five years from mandatory retirement. If they have less than five years until mandatory retirement but at least four years, they may sell up to 20% of their shares of Company stock in excess of the $500,000 threshold (their “excess shares”). If they have less than four years until mandatory retirement but at least three years, they may sell up to 40% of the excess shares they then hold. If they have less than three years until mandatory retirement but at least two years, they may sell up to 60% of the excess shares they then hold. Finally, if they have less than two years until mandatory retirement, they may sell any excess shares they then hold. The policy ceases to apply to a director once he or she ceases to serve as a director, and exceptions may be granted by the disinterested members of the Nominating and Corporate Governance Committee on a case by case basis. No exceptions were granted in 2017.

DIRECTOR COMPENSATION TABLE 2017

The table below shows the total compensation paid to each non-employee director who served on the Board during 2017.

	Fees Earned		All Other
	or Paid in Cash(1)	Stock Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Eduardo E. Cordeiro	123,333	130,056	9,644	263,033

G. Peter D’Aloia	130,000	130,056	12,833	272,889

C. Scott Greer	115,000	130,056	7,028	252,084

K’Lynne Johnson	100,000	130,056	8,677	238,733

Dirk A. Kempthorne	110,000	130,056	27,354	267,410

Paul J. Norris	105,000	130,056	32,720	267,776

Margareth Øvrum	100,000	130,056	1,047	231,103

Robert C. Pallash	105,000	130,056	18,834	253,890

William H. Powell	100,000	130,056	12,865	242,921

Vincent R. Volpe, Jr.	115,000	130,056	36,979	282,035

(1)	Mr. D’Aloia, Ms. Johnson, Mr. Kempthorne, Mr. Norris, and Mr. Volpe each elected to receive his or her $100,000 cash retainer in RSUs, which resulted in the grant of 1366 of RSUs to such directors. Ms. Øvrum elected to receive half of her $100,000 cash retainer in RSUs, which resulted in the grant of 683 of RSUs to her.

(2)	The amounts in Column (c) reflect the grant date fair value of directors’ stock awards for 2017 computed in accordance with FASB ASC Topic 718. See Note (14) to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2017 for the assumptions used in the valuations that appear in this column. The grant date for all directors was May 1, 2017 and the number of shares granted was based on a closing price of $73.23 as of that date. The aggregate number of restricted stock units outstanding at fiscal year-end for each non-employee director is as follows: Mr. Cordeiro, 8,558; Mr. D’Aloia, 23,414; Mr. Greer, 13,733; Ms. Johnson, 16,907; Mr. Kempthorne, 24,979; Mr. Norris, 53,582; Ms. Øvrum, 4,824; Mr. Pallash, 31,734; Mr. Powell, 13,452; and Mr. Volpe, 37,183.

(3)	This total includes the amount of dividend equivalent payments made to each director, as well as Company charitable donations under the matching gifts plan, which are limited to $15,000 per director per year. Such matching gifts included: for Mr. Cordeiro, $5,000; for Mr. Kempthorne, $13,400; for Mr. Powell, $5,000; and for Mr. Volpe, $15,000. The balance of the amount shown for each director is comprised of dividend equivalent payments.

Corporate Governance

Communicating with the Board

Stockholders and any interested parties may communicate with the Board of Directors, the Lead Director, or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. All communications with the Board, the Lead Director or any individual director will be delivered as addressed.

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Director Nomination Process

The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter and summarized in the section above entitled “Director Qualifications”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of each nominee’s qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation.

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s By-Laws. Notice of a stockholder’s intent to nominate one or more candidates for election as directors at the 2019 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 24, 2019. All nominations, together with the additional information required by the Company’s By-Laws, must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary at the same address. The Board reserves the right not to include such nominees in the proxy statement.

Our by-laws include a proxy access provision which allows a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article IV, Section 2 and 2A of our by-laws. Notice of any such nomination for the 2018 Annual Meeting must be received by the Corporate Secretary of the Company at FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104, no earlier than October 17, 2018 nor later than November 16, 2018. However if the date of our 2019 Annual Meeting is more than 30 days before or more than 60 days after April 24, 2019 (the anniversary of the 2018 Annual Meeting) then notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2019 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2019 Annual Meeting and (ii) the tenth day following the day on which notice or prior public disclosure of the date of the 2019 Annual Meeting is given or made to stockholders.

Annual Performance Review

The Board and Committees perform annual self-evaluations of their performance. A lengthy questionnaire is sent to each director covering several topics, including Board structure and composition (and what additional skills, if any, may be needed), preparation of members and whether they stay abreast of issues, understanding of Company strategy, whether expectations and concerns are adequately communicated to the CEO, CEO succession planning procedures, performance of committees, and length and content of Board meetings. Each Committee member also completes a shorter questionnaire assessing the performance of his or her Committee.

After obtaining written responses to the questionnaires, the Corporate Secretary conducts a telephone interview with each director to elicit elaboration of views expressed and any other issues the director wishes to discuss. A written report summarizing the responses from the questionnaires and the telephone interviews is presented to the Nominating and Corporate Governance Committee to determine whether any action is required, with a copy of the report also going to the full Board. Individual responses remain anonymous to ensure complete candor.

Any concern or issue with regard to an individual director’s performance would be reviewed with the Lead Director for discussion with the director and any further action. The Board is committed to ensuring that its members maintain the necessary skills, qualifications, experience and diversity, and the Board will continue to consider and implement changes to the composition of the Board in light of its annual performance evaluations.

Retirement/Resignation Policy for Directors

Pursuant to our Statement of Governance Principles, Policies and Procedures, it is the policy of the Board that non-employee Directors will retire from the Board no later than the annual meeting following their 75th birthdays. The Board believes that long-tenured directors can be beneficial because of their deep knowledge of the Company acquired through service, the continuity and stability they offer, and their grasp of the historical perspectives that can inform Company strategy.

In addition, our Statement of Governance Principles, Policies and Procedures also requires that a non-employee Director submit his or her resignation from the Board upon termination of his or her active service as an employee or a significant change in responsibilities. The Nominating and Corporate Governance Committee shall review the situation and make a recommendation to the Board as to whether to accept the resignation. In the case of any such required retirement or resignation, the Board may request that a director who would otherwise be due to retire or resign continue his or her service if (a) the policy would result in multiple director retirements in any 12-month period or (b) the Board deems such service to be in the best interest of our stockholders.

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In accordance with our majority voting standard for the election of directors in uncontested elections, incumbent director nominees are required to tender a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at any meeting of stockholders at which directors are being elected and (ii) the Board accepts such resignation.

Directors who are also executive officers of the Company are expected to retire from the Board simultaneous with retirement as an executive of the Company unless requested by the Board to continue as a Board member for an agreed period.

Attendance at Annual Meetings

The Company’s policy is that all directors are expected to attend the Annual Meeting of Stockholders. All incumbent directors attended the 2017 Annual Meeting.

Stockholder Proposals for the 2019 Annual Meeting

Stockholders may make proposals to be considered at the 2019 Annual Meeting. In order to make a proposal for consideration at the 2019 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides public disclosure of the date of the 2019 Annual Meeting less than 70 days in advance of the meeting date, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2019 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2019 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 16, 2018, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104.

Corporate Governance Documents

The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the Investor Relations page of the website:

●	Audit Committee Charter

●	Compensation and Organization Committee Charter

●	FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)

●	Sustainability Committee Charter

Board Leadership Structure

Currently the positions of Chairman of the Board and Chief Executive Officer of the Company are combined. Our Corporate Governance principles provide that the Board should consider the issue of separation of the Chairman and Chief Executive Officer positions under the circumstances prevailing from time to time. When the positions are not separate, a Lead Director shall be appointed from among the independent directors. The Board has determined that the current Board structure, which combines the Chief Executive Officer and Chairman positions, and includes a Lead Director, best serves the interests of the Company and its stockholders. Combining the two roles allows for clear accountability, effective decision-making, alignment with corporate strategy, and continuity of leadership, while maintaining full engagement of the independent directors. As set forth in the Corporate Governance Principles, the responsibilities of the Lead Director under this structure include: serving as the liaison between the Chairman and the independent directors, advising on information sent to the Board, approving meeting agendas and schedules, calling meetings of the independent directors, and presiding at all meetings at which the Chairman is not present, including executive sessions. G. Peter D’Aloia was reappointed Lead Director in April 2016 for a term of two years.

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Board’s Role in Overseeing the Risk Management Process

As part of the Company’s risk management process, the Board regularly discusses with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps the Company takes to manage them. The Board also reviews the designation of the management person or entity responsible for managing such risks, and evaluates the steps being taken to mitigate the risks. The Board’s monitoring role is carried out by either the full Board or a Committee that reports to the Board, depending on the risk in question. The Board has determined that a separate Risk Committee is not warranted at this time.

Code of Ethics and Business Conduct Policy

The Company has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Investor Relations page of the Company’s website at www.fmc.com.

The Company intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on the Corporate Governance Guidelines section of the Investor Relations page of the Company’s website.

Compensation and Organization Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Greer, Norris, Powell and Ms. Johnson served as members of the Compensation Committee. All members of the Compensation Committee during 2017 were non-employee directors, each of whom has been determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors”. None of the current or former members listed above has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2017.

Related Party Transactions Policy

The Board of Directors Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a stockholder owning in excess of 5% of the Company (or its controlled affiliates), and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000 (when aggregated with all similar transactions) the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course of business transaction between the Company and an entity of which a director of the Company is an executive officer or significant stockholder of the entity, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue for the most recently completed fiscal year or (ii) the greater of $1 million or 1% of the other entity’s consolidated revenue for the most recently completed fiscal year. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course of business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

The Related Party Transactions Policy does not apply to transactions available to all employees generally and transactions involving solely matters of executive compensation.

There were no related party transactions to be approved or ratified by the Audit Committee under the Policy or disclosed pursuant to SEC rules. Notwithstanding the foregoing, please see information relating to non-material transactions within the past three years between the Company and the organization of which Mr. Cordeiro is an executive officer, in the above section entitled “Committees and Independence of Directors”.

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V.	SECURITY OWNERSHIP OF FMC CORPORATION

Management Ownership

The following table shows, as of December 31, 2017, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Each director or nominee and each executive officer named in the Summary Compensation Table (“NEOs”) beneficially owns less than one percent of the Common Stock.

Name	Beneficial Ownership on December 31, 2017 FMC Common Stock	Percent of Class

Pierre Brondeau(1)	869,590	*

Eduardo E. Cordeiro(2)	14,678	*

G. Peter D’Aloia(2)	99,448	*

Mark Douglas(1)	133,214	*

Paul Graves(1)	120,700	*

C. Scott Greer(2)	54,112	*

K’Lynne Johnson(2)	15,131	*

Dirk A. Kempthorne(2)	29,805	*

Eric Norris(1)(3)	220	*

Paul J. Norris(2)	58,806	*

Margareth Øvrum(2)	3,048	*

Robert C. Pallash(2)	36,950	*

William H. Powell(2)	15,827	*

Andrea E. Utecht(1)	186,757	*

Vincent R. Volpe, Jr.(2)	50,333	*

All current directors, nominees and executive officers as a group—15 persons(1)(2)	1,688,619	1.2

*	Less than one percent of class
(1)	Shares “beneficially owned” include: (i) shares owned or controlled by the individual; (ii) shares held in the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2017; (iii) restricted stock units, whether or not vested; (iv) shares subject to options that are exercisable within 60 days of December 31, 2017; and (v) shares subject to performance-based restricted stock units that will be settled within 60 days of December 31, 2017. Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock. These units are: 80,482 for Mr. Brondeau, 52,709 for Mr. Graves, 56,746 for Mr. Douglas, 11,745 for Mr. Norris, 26,441 for Ms. Utecht, and 228,123 for all executive officers as a group. Item (iv) includes options to purchase 482,635 shares for Mr. Brondeau; options to purchase 36,484 shares for Mr. Graves; options to purchase 55,368 shares for Mr. Douglas; options to purchase 59,129 shares for Ms. Utecht; and options to purchase 633,616 shares for all executive officers as a group. Item (v) only includes 56,774 shares that were earned in respect of the special performance-based restricted stock unit grant made to Mr. Brondeau in 2015 and will be issued within 60 days of December 31, 2017. It does not include any of the performance-based restricted stock units that were granted to the NEOs in 2016 or 2017, to which dividend equivalent rights are attached in all cases.
(2)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section above entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Mr. Cordeiro, 6,782; Mr. D’Aloia, 21,638; Mr. Greer, 11,957; Ms. Johnson, 15,131; Mr. Kempthorne, 23,203; Mr. Norris, 51,806; Ms. Øvrum, 3,048; Mr. Pallash, 29,958; Mr. Powell, 11,676; and Mr. Volpe, 35,407. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock. Such amounts are included in the table above.
(3)	Mr. Norris’ service with the Company ceased on October 31, 2017.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 20

Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s outstanding shares of Common Stock as of December 31, 2017:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Vanguard Group, Inc.	14,089,425 shares	(1)	10.49%
100 Vanguard Boulevard
Malvern, PA 19355

Glenview Capital Management, LLC and Larry Robbins	10,668,384 shares	(2)	7.95%
767 Fifth Avenue, 44th Floor
New York, NY 10153

FMR LLC and Abigail P. Johnson	9,382,609 shares	(3)	6.988%
245 Summer Street
Boston, MA 02210

BlackRock, Inc.	9,261,241 shares	(4)	6.90%
55 East 52nd Street
New York, NY 10055

(1)	Based on a Schedule 13G/A filing dated February 9, 2018, as of December 31, 2017, The Vanguard Group, Inc. had sole voting power as to 190,582 of such shares, shared voting power as to 39,969 shares, sole dispositive power as to 13,863,770 shares and shared dispositive power as to 225,655 shares.
(2)	Based on a Schedule 13G/A filing dated February 14, 2018, as of December 31, 2017, Glenview Capital Management, LLC and Larry Robbins had shared voting power and shared dispositive power as to all of the shares.
(3)	Based on a Schedule 13G filing dated February 13, 2018, as of December 31, 2017, FMR LLC had sole voting power with respect to 605,656 of such shares and FMR LLC and Abigail P. Johnson had sole dispositive power over all of the shares.
(4)	Based on a Schedule 13G/A filing dated January 31, 2018, as of December 31, 2017, BlackRock, Inc. had sole voting power as to 8,144,606 of such shares and sole dispositive power as to all of the shares.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 21

VI.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis describes the philosophy, objectives and structure of our fiscal year 2017 executive compensation program. This section is intended to be read in conjunction with the tables which immediately follow, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

The NEOs in 2017 were:

Pierre Brondeau	President, Chief Executive Officer and Chairman of the Board

Paul Graves	Vice President and Chief Financial Officer

Mark Douglas	President, FMC Agricultural Solutions

Eric Norris(1)	President, FMC Health and Nutrition

Andrea Utecht	Executive Vice President, General Counsel and Secretary

(1)	Mr. Norris’ service with the Company ceased on October 31, 2017.

Quick CD&A Reference Guide

Executive Summary Section I	22
Objectives and Philosophy Section II	26
Compensation Determination Process Section III	26
Components of Executive Compensation Section IV	28
Additional Compensation Policies and Practices Section V	34

Executive Summary

FMC’s 2017 performance was driven by strong results from both operating segments, as well as the acquisition of a significant portion of DuPont’s crop protection business and research and development organization, which closed on November 1, 2017. These factors led to FMC adjusted earnings per share rising 41 percent from 2016 to 2017. In our Agricultural Solutions segment, the actions we took in 2015-2016 positioned FMC’s legacy business to significantly outperform the overall agricultural chemicals market, which contracted for a third consecutive year. The DuPont acquisition provided a financial lift in the final two months of 2017, but, more importantly, it transformed FMC’s Agricultural Solutions business into a tier-one leading provider of agricultural chemicals. In the Lithium segment, FMC announced its intention to separate FMC Lithium into a publicly traded company during 2018. FMC also opened a new lithium hydroxide plant in China to meet accelerating demand for FMC’s products in the electric vehicle market. FMC remains on track to reach 30,000 metric tons per year of lithium hydroxide capacity by the end of 2019 and to more than double lithium carbonate production at its Argentina site to 40,000 metric tons per year by 2022. The actions we have taken throughout 2016-2017 position FMC to deliver significant earnings growth in 2018 and our long-term fundamentals remain solid.

Our corporate performance reflected our exceptional stock price performance. Highlights include, as compared to 2016 performance:

●	Consolidated revenue of $2,879 million, representing a 13 percent increase
●	Consolidated GAAP earnings per diluted share of $3.99, representing a 156 percent increase
●	Consolidated adjusted earnings per diluted share of $2.71, representing a 41 percent increase
●	Agricultural Solutions segment earnings of $486 million, representing a 21 percent increase
●	Lithium segment earnings of $127 million, representing an 80 percent increase
●	Our TSR for 2017 was approximately 65% (compared with 57% TSR in 2016), placing us in the upper quartile of our peers

All of the aforementioned achievements are reflective of our culture, our people and our strategic business goals. Further, we believe our executive team has been properly motivated through our executive compensation program to focus on the achievement of these goals, both in the short term and long term. While we are proud of the achievement of many of our operational goals in 2017, we also realize that an intense focus on the long-term health and direction of the Company is essential. As such, our executive compensation program has been carefully constructed to properly motivate executives to create long-term, sustainable stockholder value, and to only reward executives for the achievement of various goals. In fact, we link a significant portion of compensation, including approximately 86% of our CEO’s compensation, directly to key measures of our corporate performance – including adjusted earnings, cash outflows and share price performance (both absolute and relative).

Our Compensation Committee and management have also engaged in deep, robust stockholder engagement and dialogue regarding our executive compensation program and our corporate governance.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 22

Through these extensive efforts, we have listened to the views of a substantial proportion of our stockholders about our pay program. In the process, we also established critical feedback channels to ensure that we receive and consider such input going forward. Incorporating stockholder feedback continues to be a vibrant and consistent part of the compensation design process.

How Our Pay Program Works

We believe that the design and structure of our pay program, and in particular our incentive plans, support FMC’s business strategy and organizational objectives while successfully aligning executive focus and interest with that of stockholders. This section of our Compensation Discussion and Analysis demonstrates this. Our annual incentive plan reflects a balanced mix of income statement and balance sheet metrics, while our long-term performance awards are based on relative TSR performance to align with stockholder value. All elements have been carefully chosen and utilized; as you’ll see, the value received and realizable for FMC executives is aligned with corporate performance.

Elements of Pay

Our compensation program is designed to reward executives for achievement of our Company’s short-term and long-term strategic goals. In doing so, we have also constructed the pay program to attract and retain world-class talent and to align executive compensation pay opportunities with the interests of stockholders. The Compensation Committee has selected the following framework to achieve these objectives:

Target Direct Compensation Mix

Consistent with our objectives as stated above, and our overarching focus on pay and performance alignment, as illustrated in the graphic below:

●	The largest portion of compensation is variable, at-risk pay, in the form of annual and long-term incentives (including annual incentive, RSUs, options and performance-based RSUs)
●	Our program provides a balance between long-term and short-term awards, consistent with our business strategy

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 23

Compensation Program Governance

Our Compensation Committee is responsible for oversight of the Company’s compensation program and values. A significant part of this is aligning management interests with the Company’s business strategies and goals, as well as the interest of our stockholders, while also mitigating excessive risk taking. To that end, FMC has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do		What We Don’t Do
✔	Use equity for long-term incentive awards	✘	No highly leveraged incentive plans that encourage excessive risk taking
✔	Determine long-term incentive award guidelines based on relative TSR	✘	No excessive perquisites
✔	Provide change in control benefits under double-trigger circumstances only	✘	No guaranteed bonuses
✔	Benchmark against peers whose profile, operations, and business markets share similarities with the Company	✘	No discounted stock options
✔	Require significant executive share ownership	✘	No uncapped incentive award payments
✔	Apply anti-pledging and anti-hedging policy for Company shares	✘	No repricing or backdating of stock options
✔	Provide a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements	✘	No immediate vesting of stock options or restricted stock units except for certain change-in-control with termination and retirement-eligible situations
✔	Engage an independent advisor	✘	As of 2010, no new tax gross-ups under our executive officer pay program
✔	Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results

Consideration of Results of the Advisory Vote on Executive Compensation

Stockholder Engagement – Winter 2017-2018

Overview. Over the past two years, Compensation Committee Chair Scott Greer and Compensation Committee member K’Lynne Johnson, together with our Vice President, Human Resources Kyle Matthews, General Counsel Andrea Utecht and Investor Relations Director Michael Wherley, have engaged in deep, robust stockholder engagement and dialogue regarding our executive compensation program and our corporate governance. Through these extensive efforts, we have heard the views of a substantial proportion of our stockholders about our pay program, and we have learned a great deal. Our stockholders provided quality commentary on our compensation and governance practices, giving us valuable and important insights. In the process, we also established critical feedback channels to ensure that we receive and consider such input going forward. Incorporating stockholder feedback continues to be a vibrant and consistent part of our compensation design process.

Broadest Outreach to Date. In late 2017 and early 2018, we conducted our farthest-reaching engagement effort yet, contacting the Company’s top 100 investors, representing more than 80% of our outstanding shares, as well as Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co. In this round, we directly engaged with 65% of our stockholders. We had discussions with holders representing approximately 30% of our outstanding stock, including new stockholders and stockholders we did not connect with previously, broadening the number of voices we heard. Holders of approximately 35% of our outstanding stock declined our invitation to talk to management or a Compensation Committee member. The balance of the stockholders that we contacted did not respond to multiple invitations for a call. We believe that at least some of the holders who declined the invitation to engage did so because they do not have major objections to the structure of our current executive compensation program.

Context: 2017 Strategic Developments and Company Performance. These calls enabled us to listen directly to the voices of stockholders and to take in what we heard. We were also able to note the significant increase in our stock price for the one-, three- and five-year periods ended in 2017, our strategic transformation to focus predominantly on agricultural chemicals, our acquisition of assets from DuPont, our sale of a line of business to DuPont, the expansion of our Lithium business to capitalize on the electric vehicle market and its pending separation into a separate company, our strong operating results in the midst of the changes in our business, and aspects of our executive compensation approach in light of chemicals businesses being inherently cyclical businesses.

Responsiveness to Stockholder Feedback

Say on Pay Votes. The Compensation Committee’s decision to conduct the most recent round of engagement was based in part on that fact that, at the 2017 Annual Meeting of Stockholders, our Say on Pay vote received 62% support from voting stockholders. While this meant the proposal “passed,” and did represent an increase from the 46% support the Say on Pay proposal received in 2016, it remained well below results in prior years when support levels typically exceeded 90%. The Compensation Committee considered this outcome and was disappointed with the lack of material, year-over-year improvement. While the Compensation Committee believed that the Company’s executive compensation program had been effective in implementing the Company’s stated compensation philosophy and objectives and that compensation and disclosure changes made in the past year had been responsive to stockholder feedback, a substantial percentage of stockholders still did not support the Say on Pay proposal.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 24

Accordingly, the Compensation Committee and management agreed that additional and enhanced discussions with stockholders should be pursued in advance of the 2018 Annual Meeting and on an ongoing basis to better understand the views of our investors. The Compensation Committee’s decision to conduct this deeper engagement considered the prior efforts in connection with the 2016 and 2017 Annual Meetings.

●	After the 2016 Annual Meeting, the Company had reached out to stockholders representing approximately 80% of our outstanding shares, with more than 50% of our holders responding and either agreeing to speak with us or declining to have a call based on their general satisfaction with our pay practices. All of these discussions were led by at least one member of our Compensation Committee, and typically also included representatives from our Investor Relations and Human Resources teams. The discussions that ensued were instrumental in enhancing our understanding of investor expectations regarding the design and disclosure of our executive compensation programs. Investors conveyed that a special one-time equity award granted to Mr. Brondeau, our CEO, in 2015 was a key driver of votes against the 2016 Say on Pay proposal.
●	During the time leading up to the 2017 Annual Meeting, we again reached out, contacting nearly 70% of our holders and engaging with almost 40% of them. During these engagements, a number of stockholders likened the granting of special restricted stock unit Key Manager Awards (“KMA”) in 2016 to NEOs with the special equity award granted to Mr. Brondeau in 2015. Although the KMAs differed in size and structure from the special equity award in 2015, these stockholders considered the granting of KMAs on the heels of Mr. Brondeau’s award as consecutive “one-off” awards that suggested the core incentive program might be ineffective and poorly aligned with stockholder interests. Further, similar to investor concerns that the 2016 proxy had provided insufficient context and rationale regarding Mr. Brondeau’s award, some stockholders felt a similar level of insight was missing in 2017 in connection with the KMAs.

Because the KMAs were a longstanding and relatively modest component of the Company’s compensation program, the Compensation Committee had not contemplated that the awards might be perceived differently as circumstances changed over time. Further, the Compensation Committee had not yet received stockholder feedback on Mr. Brondeau’s special equity award at the time the KMAs were granted. Historically, KMAs have been used very sparingly, with only 78 awards in the past 10 years, only nine of which were to individuals who were named executive officers at the time of grant. Given the disconnect that was revealed over the perception of the KMAs, the Compensation Committee has enhanced its process in connection with the use of these awards, and will apply strict scrutiny to their use for any executive officer. The Compensation Committee did not grant any KMAs to NEOs in 2017 and does not plan to grant any to NEOs in 2018.

Changes Made To Date Based on Stockholder Input

In response to our prior stockholder engagement initiatives over the past two years, we made the changes listed below:

●	Responsible use of equity: The Compensation Committee has committed to continuing to use equity judiciously and keeping our dilution and burn rate within market and industry norms
●	Shift to higher proportion of performance-based equity in Long Term Incentive Plan: The performance-based portion of the CEO’s long-term incentive has been increased from 33% to 50%, and the proportion for the other NEOs has been increased from 33% to 40%
●	Shift to performance-based RSUs in Long Term Incentive Plan from performance-based cash awards
●	Enhanced and continue to enhance CD&A disclosure regarding components of the program
●	Disclosed more information about the 2015 CEO special equity award
●	Added best practice features to the equity incentive plan such as a minimum vesting requirement for most awards and a prohibition on liberal share recycling
●	Maintained CEO total direct compensation at the same level in 2017 as in 2016 and 2015
●	Added proxy access in December 2016

Common Themes Heard in Winter 2017-2018 Stockholder Engagement

The discussions in advance of the 2018 Annual Meeting have been instrumental in enhancing our understanding of investor viewpoints regarding the design and disclosure of our executive compensation programs. The following are some common themes from these discussions:

●	Overall program and design: As we heard in our prior rounds of stockholder engagement, the design of the regular ongoing compensation program and the structure in general are viewed as sound and sufficiently performance based.
●	Annual Incentive: Additional disclosure regarding how goals are set for the performance metrics and the rigor of such goals would be helpful, as well as more specificity about why such goals have been chosen. (We have enhanced the disclosure in this proxy statement under “Business Performance Incentives” below.)
●	Peer group changes: When there are changes to the executive compensation peer group, a description of the rationale for these changes would enhance readers’ understanding of that aspect of the process.
●	Enhanced context for grants of KMAs in 2016: KMAs are generally viewed as a valuable tool to be used strategically, but prior disclosure about the Compensation Committee’s rationale for making such awards and the sparing use of them was insufficient, and was a key driver of votes against Say on Pay in 2017; grants of such one-off equity awards to NEOs, in the year after the special equity award to the CEO, raised some concerns.

We received a variety of other comments, although none achieved wide consensus, including the following:

●	Long-Term Incentive: Some suggested that we consider adding another performance metric to our long-term incentive plan in addition to Total Stockholder Return (TSR), as TSR alone might not be an adequate incentive given the cyclical nature of the chemicals business and our focus on the agricultural chemicals market
●	Long-Term Incentive: Some questioned whether the design of our long-term incentive program is sufficiently long term

Stockholder Feedback: A Vital Input to the Compensation Committee’s Decision-Making Process

The Compensation Committee is considering all of the feedback received from the stockholder engagement efforts as it contemplates the design of the executive compensation program going forward. The Compensation Committee is of the view that during the process of the Company’s current strategic transformation to focus predominantly on agricultural chemicals, setting goals can be more challenging. As such, it is not yet an appropriate time to make further significant changes to

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 25

executive compensation programs, because visibility into the future is inferior to visibility during more stable time periods. The Compensation Committee is, however, in the process of incorporating all of the stockholder input and considering how to apply it in the design of the program and the selection of performance metrics. As part of this process, the Compensation Committee is contemplating or has taken steps to effectuate: enhancing disclosure regarding the Annual Incentive, the peer group companies, the long-term incentive plan and the KMAs; further changes to the use of KMAs, especially for NEOs; adding another metric to the long-term incentive plan; and other changes.

The Compensation Committee looks forward to continuing its dialogue with stockholders on an ongoing basis in years to come.

Objectives and Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s stockholders. In designing compensation arrangements for NEOs, the Compensation Committee has considered the importance of:

●	Balancing variable compensation components so that appropriate focus is put on achieving both short-term and long-term operating and strategic objectives;
●	Motivating the NEOs to achieve desired financial and operational results using sound business judgment and without inappropriate risk taking; and
●	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for the NEO.

We believe it is critical to pay executives at a competitive level relative to our peer group in order to attract and retain the talent we need to deliver high performance. In addition to looking at our peer group, we make individual pay decisions based on a variety of factors such as company, business unit and individual performance, scope of responsibility, critical needs and skills, leadership potential and succession planning.

The Compensation Committee believes that subjecting a significant percentage of total direct compensation (“TDC”) to performance conditions helps focus the executive on achieving key objectives that are important to delivering the performance expected by stockholders. The Compensation Committee has determined, based on an assessment of the Company’s executive compensation programs by its consultant, that its compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Determination Process

Role of Compensation and Organization Committee and CEO

The Compensation Committee recognizes its responsibility to maintain a competitive executive compensation program that will ensure the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with stockholders. Pay for performance and market-based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics in the design and administration of the NEO compensation arrangements described later in this section.

The Compensation Committee establishes total compensation for the chairman, president and CEO annually at its February meeting. The Compensation Committee reviews and evaluates the performance of the CEO and develops base salary and incentive payment recommendations for the review and approval of the full Board of Directors. The CEO does not participate in Compensation Committee or Board discussions regarding his own compensation.

The Compensation Committee, with the input of the CEO, also establishes compensation for all the other NEOs. Specifically, the CEO evaluates the performance of the other NEOs annually and makes recommendations to the Compensation Committee each February regarding the compensation of those other NEOs. The CEO’s input is particularly important in connection with base salary adjustments and the determination of Annual Performance Incentive (“API”) ratings as part of our Annual Incentive program. In each of these instances, the process starts with the CEO’s recommendation, and that recommendation is afforded great weight by the Compensation Committee. The CEO participates in Compensation Committee discussions regarding other NEOs’ compensation. The Compensation Committee views the CEO’s significant role in the compensation process for other NEOs, and the deference afforded to his recommendations, as appropriate in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. That said, the Compensation Committee makes the ultimate determination regarding the compensation of each of the NEOs.

Role of Compensation Consultant

Aon served as the Compensation Committee’s independent compensation consultant during 2017. Aon’s advice was taken into consideration for all aspects of 2017 compensation as delineated in the Summary Compensation Table

For 2017, Aon provided the Compensation Committee with advice and counsel on a broad range of executive compensation matters. The scope of their services included, but was not limited to, the following:

●	Apprising the Compensation Committee of compensation-related trends and developments in the marketplace;
●	Informing the Compensation Committee of regulatory developments relating to executive compensation practices;
●	Advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 26

●	Providing the Compensation Committee with an assessment of the market competitiveness of the Company’s executive compensation;
●	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;
●	Assessing the relationship between executive compensation and corporate performance; and
●	Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

At the time that FMC engaged Aon as its executive compensation advisor, the Compensation Committee was aware of the types and general magnitude of the fees for other services that Aon provided to FMC. Aon was selected because the Compensation Committee is confident that the team advising on executive compensation issues was both highly qualified and would be independent.

For 2017, in determining the independence of Aon, the Compensation Committee considered independence in light of the six independence factors set forth in the SEC rules and NYSE listing standards. In particular, the Compensation Committee gave substantial weight to the fact that amounts paid to Aon for services other than executive compensation consulting constituted only 0.057% of Aon’s total revenue. In addition, the total fees paid by the Company to the consultants for all services during fiscal year 2017 were substantially less than 0.06% of Aon’s total revenue for the applicable fiscal year. In total, fees paid to Aon during 2017 for services not related to Aon’s work with the Compensation Committee, such as insurance brokerage services, global benefits consulting, benefit support for the Health and Nutrition transaction, and retirement and investment consulting, were approximately $6,584,569. Fees paid to Aon during 2017 for services related to recommending the amount and form of executive and director compensation were approximately $410,647. Aon had been providing services to FMC prior to the Compensation Committee’s selection of Aon for executive compensation consulting services.

In terms of assessing independence, the Compensation Committee also gave credit to the safeguards that Aon’s executive compensation practice has put in place to maintain its independence. The Compensation Committee also considered that no business or personal relationships exist between any members of the consultants’ teams advising the Company on the one hand, and the Company, any members of the Compensation Committee or any executive officers on the other hand, other than in connection with the services provided. Therefore, the Compensation Committee has concluded that Aon is independent, as no conflict of interest exists between Aon and the Company.

Peer Group

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) prepared by its compensation consultant to assess the market competitiveness of the components of its NEO compensation and to validate the appropriateness of TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be available for all jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to assess acceptable ranges for the elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs. The Company may, as a matter of policy, adjust individual components of TDC to align with its general executive pay philosophy as described in the preceding section. However, the Company does not adjust components of TDC based on the amount of compensation earned by an NEO in any prior period.

The Company believes that the market for executive talent can generally be measured every other year. As such, in connection with determining 2017 executive compensation, the Company used the existing market study of executive compensation at peer companies used as an input for 2016 executive compensation. The peer group is reviewed periodically for appropriateness and comparability. Criteria used for selecting peer group companies include: similar industry representation, revenue and market capitalization in the range of one-third to five times FMC. While competitive, size-adjusted positional benchmark data was prepared consistent with past practice, this benchmark data was inconsequential to the compensation awards for 2017.

Airgas, Inc.	Huntsman Corporation

Air Products & Chemicals, Inc.	Ingredion Incorporated

Albemarle Corporation	International Flavors and Fragrances, Inc.

Ashland, Inc.	Olin Corporation

Celanese Corporation	PPG Industries, Inc.

Chemtura Corporation	Scott’s Miracle-GRO Company

Cytec Industries Inc.	Syngenta AG

Eastman Chemical Company	The Mosaic Company

Ecolab Inc.	The Valspar Corporation

Grace, (W.R.) & Company	Westlake Chemical Corporation

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 27

	Market Cap ($mm)	Revenue ($mm)

20 Peers

25th percentile	$5,783	$3,046

Median	$9,589	$5,351

75th percentile	$17,081	$9,137

FMC Corporation
	$10,129	$3,282
Rank	52%	27%

Note:	Statistics reflect FY 2016 data for revenue and April 2017 market cap for those with available data. FMC’s FY 2016 revenue amount of $3,282mm was the reported amount at the time the Compensation Committee determined 2017 executive compensation. FMC’s FY 2016 revenue amount was subsequently recast to reflect the reclassification of the Company’s Health and Nutrition business as a discontinued operation.

Components of Executive Compensation

The NEO compensation program consists of three primary elements: base salary, an annual incentive and a long-term incentive. Each of these elements is commensurate with the level of responsibility and impact of our results for each executive.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable revenue, size and complexity included in the Market. Performance levels from “does not meet expectations” to “exceeds expectations” provide guidance for the administration of salaries.

Starting salaries are based on the employee’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO who recommends the appropriate base salary to the Compensation Committee for their approval. The Compensation Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Compensation Committee and focus on the performance of the NEOs in their respective major responsibility areas (“MRAs”). MRAs include but are not limited to, financial management, customer relations, strategic planning and business development, operational excellence, safety performance, staffing and talent management, performance management, and litigation management. Salary increases occur annually on April 1. The following table represents the change in base salary for the NEOs in 2017.

NEO	2016 Base Salary	2017 Base Salary	% Change

Pierre Brondeau	$1,166,440	$1,200,000	2.9%

Paul Graves	$681,798	$702,252	3.0%

Mark Douglas	$585,155	$602,710	3.0%

Eric Norris	$403,820	$411,896	2.0%

Andrea Utecht	$498,305	$513,254	3.0%

Annual Incentive

The Incentive Compensation and Stock Plan (“ICSP”) is a stockholder-approved plan designed to facilitate the delivery of both short-term and long-term incentives.

The Annual Incentive is a cash component of the ICSP that rewards NEOs for the achievement of key short-term objectives. It is designed to recognize and reward both individual and team achievement. The Compensation Committee reviews and approves the award design, performance measures and objectives. The Compensation Committee also reviews and approves the award results and payouts.

Annual Incentive opportunities were unchanged in 2017, and were as follows:

	Target	Maximum
	(as a % of base salary)

Pierre Brondeau	120%	240%

Paul Graves	60%	120%

Mark Douglas	70%	140%

Eric Norris	60%	120%

Andrea Utecht	60%	120%

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 28

The Annual Incentive is comprised of two components:

●	Business Performance Incentive (“BPI”)
●	Annual Performance Incentive (“API”)

The weighting of the BPI and API components was in each case 70% BPI and 30% API.

Business Performance Incentive (“BPI”)

For 2017, the BPI component is focused on two key corporate-wide financial measures, adjusted earnings and cash outflow, and one key business-unit measure, earnings before interest and taxes (EBIT). For Messrs. Brondeau and Graves and Ms. Utecht, their 2017 BPI performance measures were weighted between adjusted earnings (70%) and cash outflow (30%). For Mr. Douglas, his 2017 BPI performance measure included the two corporate financial measures, as well as a business unit EBIT measure. In connection with Mr. Norris’ cessation of service on October 31, 2017, the Company agreed to pay Mr. Norris a prorated Annual Incentive award based on a target level of API and BPI performance.

The BPI metrics and targets are determined by the Compensation Committee after review of the budget targets set for the respective businesses and for the Company as a whole. The Compensation Committee reviews the relevant financial objectives set as a result of the detailed budgeting process, and assesses various factors related to the achievability of these budget targets. These factors include, but are not limited to: external factors outside the control of the management team, such as currency exchange rates, market conditions, and regulatory actions; the risks associated with achieving specific actions which underpin the budget targets, such as achieving manufacturing targets, launching new products, completing capital investments on-schedule, and obtaining cost savings; the implied performance relative to peers; and the implied performance relative to prior years. Based on this review, the Compensation Committee determines the metrics to be measured and what performance it considers to be an appropriate target for a metric, as well as what performance, relative to this target, would represent a minimum performance (below which no amount is paid) and a maximum performance (above which no additional amount is paid). Once these targets are defined, a curve is defined which sets out the amount to be paid at any point between zero and the maximum payout for each metric, based on actual performance. The weighting of each metric in calculating the total amount to be paid is set by reference to the Compensation Committee’s assessment of the relative importance of each metric to the Company as a whole in that year.

Metrics, targets and actual results for 2017 were as follows:

Name	BPI Components	Target Performance(1)	Maximum Performance(2)	Actual Results(3)	Percent of Target	BPI Rating Component	Overall BPI Rating

Pierre Brondeau
	Adjusted Earnings	301.0 m	337.0 m	331.7 m	70%	1.85
	Cash Outflow	-343.0 m	-243.0 m	-291.5 m	30%	1.52	1.75
Paul Graves
	Adjusted Earnings	301.0 m	337.0 m	331.7 m	70%	1.85
	Cash Outflow	-343.0 m	-243.0 m	-291.5 m	30%	1.52	1.75
Mark Douglas
Corporate	Adjusted Earnings	301.0 m	337.0 m	331.7 m	35%	1.85
	Cash Outflow	-343.0 m	-243.0 m	-291.5 m	15%	1.52
FMC Agricultural Solutions	EBIT	405.0 m	455.0 m	486.6 m(4)	50%	1.66	1.706
Eric Norris(5)
Andrea Utecht
	Adjusted Earnings	301.0 m	337.0 m	331.7 m	70%	1.85
	Cash Outflow	-343.0 m	-243.0 m	-291.5 m	30%	1.52	1.75

(1)	The target performance signifies performance that will yield a BPI rating of 1.0. The business performance incentive awards have possible payouts at any point from zero to the respective maximums shown; therefore no threshold is given.
(2)	The maximum performance signifies performance that will yield a BPI rating of 2.0.
(3)	The levels of these BPI measures may differ from the amounts reported in our financial statements because the BPI measures are adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in currency exchange rates or changes in accounting principles). In 2017, however, these adjustments did not materially affect the amount of any NEO’s Annual Incentive Award.
(4)	The actual results reported include EBIT for the acquired portion of DuPont’s crop protection business for the last two months of the year, as adjusted in accordance with footnote (3) above. However, in determining Mr. Douglas’ BPI rating for this metric, the Compensation Committee used its best efforts to base such rating on the legacy Agricultural Solutions business EBIT only.
(5)	In connection with Mr. Norris’ cessation of service on October 31, 2017, the Company agreed to pay Mr. Norris a prorated Annual Incentive award based on a target level of API and BPI performance.

Annual Performance Incentive (“API”)

The API generally consists of a set of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. The CEO’s 2017 APIs, as approved by the Committee, included objectives relating to: 1) signing and obtaining necessary regulatory approvals for closing the transformative transaction with DuPont for acquisition of a significant portion of its crop protection business and the divestiture of the Company’s Health and Nutrition business, putting in place the people and functions, systems and transition services agreements that would allow the DuPont carve out business to operate without interruption, and integrating the DuPont business and achieving cost and revenue synergies (all of the foregoing the “DuPont Transaction Objectives”); 2) demonstrating sales and earnings growth in the Agricultural Solutions business excluding the DuPont business

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(“the legacy Agricultural Solutions business”) despite a flat market, maintaining discipline on the balance sheet and collection of accounts receivable, lowering the inventory level of products in the channel, and focusing on price; 3) overseeing the successful start-up of a new lithium hydroxide plant and strategy for ensuring sufficient long-term capacity for both lithium hydroxide and lithium carbonate; and 4) safety.

Mr. Brondeau’s principal accomplishments which formed the basis for his API rating set forth below include leading the Company’s efforts at successfully executing on the DuPont Transaction Objectives noted above, which has transformed the Company into a tier-one crop protection company with a broader, geographically-balanced product portfolio and strong discovery research, and with no interruption in the business post-closing. This transaction required several months of intense negotiation and creative structuring of a swap of businesses, resulting in very favorable economic terms for the Company in its acquisition of the DuPont crop protection assets. Post signing of the definitive agreement, due to the carve out nature of the DuPont business and the lack of corporate functions and infrastructure being transferred, more than 50 transition services and other “work around” agreements needed to be negotiated and implemented at closing, a clone of DuPont’s IT system had to be established to enable business transactions to be accounted for and serviced, and more than 250 employees had to be hired. Post-closing, intense efforts have been ongoing to integrate the DuPont business and the legacy Agricultural Solutions business to achieve both cost and revenue synergies.

At the same time, under Mr. Brondeau’s leadership, the legacy Agricultural Solutions business’ earnings grew significantly year over year in a flat market, with the business generating strong cash flow and improving working capital, outperforming competitors in a challenging market. The Lithium business also had a very strong year from an operational and financial standpoint, with an EBIT growth of 80% versus the prior year. The new lithium hydroxide capacity in China came in on time and under budget, and the new hydroxide facility was running above name plate capacity in the fourth quarter. The Lithium business is now well-positioned to be separated in the second half of 2018. In the area of safety, the Company again achieved a record low injury rate for the year of 0.18.

In addition, the CEO established API measures and objectives unique to each NEO as set forth below.

Mr. Graves’ APIs consisted of 1) the DuPont Transaction Objectives, 2) ensuring that investors recognized the benefits of the DuPont transaction, and 3) advancing the process of separating the Lithium business. Mr. Graves’ principal accomplishments which formed the basis for his API rating set forth in the table below include: being an integral member of the core team responsible for successfully achieving the DuPont Transaction Objectives, including specifically due diligence, valuation and negotiation of the extremely complex DuPont transaction in a very compressed time frame and under significant regulatory pressure, as well as overseeing the sign-to-close process (the details of which activities, together with the benefits of the transaction, are described under Mr. Brondeau’s accomplishments above), and meeting post-acquisition with analysts and investors to explain the rationale and benefits of the transaction – the success of which is evidenced by the TSR of 65% for 2017, in the upper quartile of our peers. In addition, Mr. Graves spent extensive time and effort helping to develop the rationale for the separation of the Lithium business, including clarifying and enhancing the strategy for the business and the investment case, identifying any key hurdles to the separation and developing a plan to address them ahead of the separation, and developing the proposed mechanism and timing for the separation.

Mr. Douglas’ APIs consisted of 1) the DuPont Transaction Objectives; 2) maintaining a robust technology pipeline for the legacy Agricultural Solutions business; 3) certain strategic financial imperatives for the legacy Agricultural Solutions business, including receivables reduction and collection of past due accounts, especially in Brazil, strong cash generation, and control over SAR spending; 4) safety; and 5) organizational initiatives, including diversity. Mr. Douglas’ principal accomplishments which formed the basis for his API rating set forth in the table below include: being an integral member of the core team responsible for successfully achieving the DuPont Transaction Objectives, including due diligence, valuation, negotiation of the extremely complex DuPont transaction in a very compressed time frame and under significant regulatory pressure and playing a key role in the thus far successful integration with no interruption of business (the details of which activities, together with the benefits of the transaction are described under Mr. Brondeau’s accomplishments above); for the legacy Agricultural Solutions business, reducing past due accounts in Brazil by more than $100M, achieving record cash flow, growing EBIT significantly year over year in a flat market, improving working capital, and outperforming competitors. The technology pipeline of the legacy Agricultural Solutions business continued to be on track with significant field trial work on a number of active ingredients and preparation for the 2018 launch of a new fungicide in North America. From an organizational standpoint, the new operating committee of the combined DuPont and legacy Agricultural Solutions business is 50% women, with more than 50% of the legacy Agricultural Solutions business’ EBITDA under the management of a woman. Finally, with regard to safety, the injury rate in the legacy Agricultural Solutions business was 0.16 versus the prior year of 0.23, with zero injuries since mid-August 2017.

Ms. Utecht’s APIs consisted of 1) the DuPont Transaction Objectives, 2) preparation for compliance with new EU data privacy regulation, 3) maintaining legal costs at or under budget, 4) managing legal strategy for two major environmental remediation sites currently in litigation, 5) providing developmental opportunities for inside attorneys, 6) supporting diversity and inclusion initiatives, and 7) participating in stockholder outreach to achieve a favorable vote on the Say on Pay proposal. Ms. Utecht’s principal accomplishments which formed the basis for the rating set forth in the table below include being an integral member of the core team responsible for successfully achieving the DuPont Transaction Objectives, including due diligence, drafting and negotiation of the extremely complex DuPont transaction in a very compressed time frame and under significant regulatory pressure, managing the legal support needed to obtain regulatory approvals worldwide, and managing legal support for more than 50 ancillary agreements needed in the sign to close period (the details of which activities and the benefits of the transaction are described under Mr. Brondeau’s accomplishments above); leading a team responsible for creating data inventories and flows in preparation for instituting controls, policies and procedures required by EU data privacy legislation in 2018; maintaining legal costs within budget; participating in committees supporting 2018 Company and employee–organized initiatives relating to diversity and inclusion; and helping to achieve a passing rate on the Say on Pay proposal.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 30

The overall API rating for each NEO consists of a weighted average of the results of his or her rating on each of his or her individual API objectives, and the resulting weighted index yields an overall API rating between zero and 2.0. The API ratings set forth in the table below for Messrs. Brondeau, Graves and Douglas and Ms. Utecht reflect, among other things, the extraordinary amount of work and corresponding benefit to the Company in achieving the DuPont Transaction Objectives.

The API rating for Mr. Norris is at target as provided by the agreement under which Mr. Norris exited the Company in connection with the sale of the Health and Nutrition business.

The actual Annual Incentive amounts earned in 2017 by the NEOs appear in footnote (2) to Column (g) of the Summary Compensation Table. Annual Incentive calculations are provided in the table below for each NEO in 2017.

2017 ACTUAL PERFORMANCE AND PAYOUTS TABLE

NEO	BPI % of Target	BPI Rating	API % of Target	API Rating	Target Incentive	2017 Actual Incentive

Pierre Brondeau	70%	1.75	30%	2.0	$1,429,932	$2,609,627

Paul Graves	70%	1.75	30%	2.0	$418,321	$763,435

Mark Douglas	70%	1.706	30%	2.0	$418,862	$751,228

Eric Norris(1)	70%	1.00	30%	1.0	$204,737	$204,737

Andrea Utecht	70%	1.75	30%	2.0	$305,738	$557,971

(1)	In connection with Mr. Norris’ cessation of service on October 31, 2017, the Company agreed to pay Mr. Norris a prorated Annual Incentive award based on a target level of API and BPI performance.

Long-Term Incentives

In 2017, long-term incentives were granted to executives via three different vehicles: stock options, restricted stock unit awards and performance-based restricted stock unit awards.

The Compensation Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Compensation Committee. The LTI award for the CEO is recommended by the Compensation Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Compensation Committee and the Board.

Generally, LTIs vest based on the NEO’s continued service over a three year period, and unvested LTIs are forfeited upon a cessation of service. In certain cases, however, awards may vest upon or following a termination, as further described in the “Potential Payments Upon Termination or Change in Control” section of this proxy.

2017 LTI Vehicle Mix

The target values for the annual LTI awards granted in 2017 were as follows:

NEO	RSUs ($)	Options ($)	PSUs ($)	Total ($)

Pierre Brondeau	$1,100,000	$1,650,000	$2,750,000	$5,500,000

Paul Graves	$299,126	$299,126	$398,834	$997,086

Mark Douglas	$251,756	$251,756	$335,675	$839,187

Eric Norris	$124,288	$124,288	$165,718	$414,294

Andrea Utecht	$200,005	$200,005	$266,673	$666,683

Stock Option Awards

In determining the number of options required to meet the compensation level approved for an NEO, the Company divides that portion of the Compensation Committee-approved LTI award value related to stock options by the fair value of the option based on a Black-Scholes pricing model calculation using a 30-day average stock price for the period immediately preceding the February meeting of the Compensation Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of the grant.

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Restricted Stock Unit Awards

In determining the amount of restricted stock units required to meet the compensation level approved for an NEO, the Company divides that portion of the LTI award value related to restricted stock units for that year by a 30-day average stock price for the period immediately preceding the February meeting of the Compensation Committee.

Once the vesting condition is satisfied, the shares, less any shares used to satisfy statutory tax withholding obligations, are issued to the NEO.

Performance-Based Restricted Stock Unit Awards

In 2017, performance-based awards were granted in the form of performance-based restricted stock unit awards. The Compensation Committee believes that having share based performance awards closely aligns pay with performance in the interests of the stockholders.

Historically, we granted performance-based awards in the form of performance-based cash awards. The change in 2016 from performance- based cash to performance-based RSUs affects the presentation of LTI in the Summary Compensation Table below relative to 2015 grants, because of differences in how cash and stock are required to be reported under SEC rules. Specifically, performance-based cash is reported only when and if earned, whereas performance-based RSUs are reported in the year of grant, based on their grant date (i.e. target) value, without regard to when or if the awards are ultimately earned. Because of this required difference in presentation, caution should be used in comparing 2017 or 2016 compensation to 2015 compensation in the Summary Compensation Table. This will no longer be a consideration beginning with the next proxy statement.

These awards are based on relative TSR performance as measured over a three-year period compared to the group of peer companies (54) listed below. In an effort to maintain a consistent and robust peer group of relevant performance peers, the 2017-2019 peer group reflects all companies included in the S&P 1500 Composite Chemical Index plus select additional chemical company peers, including companies that are not included in the index. The 2017-2019 peer group differs from the 2016-2018 peer group because it uses the index, and also because of substitutions for companies that were acquired and the removal of foreign companies that were not listed on a U.S. stock exchange.

Air Products and Chemicals, Inc.

Akzo Nobel N.V.

Albemarle Corporation.

American Vanguard Corporation

Ashland Global Holdings

Balchem Corporation

BASF SE

Cabot Corporation

Calgon Carbon Corporation

Celanese Corporation

CF Industries Holdings, Inc.

The Chemours Company

The Dow Chemical Company

E. I. duPont de Nemours and Company

Eastman Chemical Company

Ecolab, Inc.

Ferro Corporation

Flotek Industries, Inc.

H. B. Fuller Company

FutureFuel Corp.

W. R. Grace & Co.

Hawkins, Inc.

Huntsman Corporation

Ingredion Incorporated

Innophos Holdings, Inc.

Innospec Inc.

International Flavors & Fragrances, Inc.

Intrepid Potash, Inc.

Koppers Holdings, Inc.

Kraton Corporation

LANXESS Solutions US Inc.

LSB Industries, Inc.

LyondellBasell Industries N.V.

Minerals Technologies, Inc.

Monsanto Company

The Mosaic Company

NewMarket Corporation

Olin Corporation

PolyOne Corporation

PPG Industries, Inc.

Praxair, Inc.

Quaker Chemical Company

Rayonier Advanced Materials, Inc.

RPM International, Inc.

A.Schulman, Inc.

The Scotts Miracle-Gro Company

Sensient Technologies Corporation

The Sherwin-Williams Company

Stepan Company

Syngenta AG

Tredegar Corporation

Valhi, Inc.

The Valspar Corporation

Westlake Chemical Corporation

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 32

The Compensation Committee selected TSR to incent management to achieve long-term stockholder returns that are superior to the Company’s peers. This helps to directly align management with stockholder interests. Like for the 2016-2018 grant, TSR performance is calculated as four point-to-point measurements from 2017-2019. TSR performance is calculated for each of the three calendar years, as well as for the three- year period as a whole. Each of these four measurement periods carries a weight of 25% in calculating the final number of shares due. When the performance measure has been met for a particular calendar year during the three-year period of the award, that portion of units is “banked”, but is not considered “earned” and shares will not be delivered unless and until the executive remains in service for the three-year performance period (except in certain circumstances as described below under the heading entitled “Potential Payments Upon Termination or Change in Control”) and the performance is approved by the Compensation Committee. In addition, if cash dividends were paid to the Company’s stockholders during the applicable measurement period, dividend equivalent units are credited with respect to the banked units, and are delivered to the executive if and when the banked units are delivered.

Any value earned by executives for these awards is based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold). For performance at the 35th percentile 50% of the target units will be banked (no units are banked for performance at less than the 35th percentile). For performance at the 50th percentile (the target) one times the target units are banked, and for performance at the 80th percentile or higher, a maximum of two times the target units are banked. If the cumulative three-year TSR performance for the period is negative, that portion (25%) of the payout is capped at 100% (target). For example, in the event of a broad and protracted market downturn, if the Company’s cumulative three-year TSR performance is negative, but still superior to most of the peer group, the payout for the three-year measurement period will be limited to target (even though performance in that scenario would have exceeded target). The Compensation Committee believes it is appropriate to limit payout in such circumstances, notwithstanding relative outperformance.

The Compensation Committee believes that the increasing cyclicality of the Company’s business as it moves to a 100% agricultural chemical company with the separation of its Lithium business beginning in 2018, and the difficulty of finding peers with the same type of industry exposure, necessitate both a payment for performance beginning at the 35% TSR percentile, and a system for banking payouts based in part on one year periods.

	Percentile Ranking of Company’s Total Shareholder Return
Level	Versus Peer Group Total Shareholder Return	Percentage of the Target Units Banked

Below Threshold	Below the 35th Percentile	0%

Threshold	35th Percentile	50%

Target	50th Percentile	100%

Maximum	80th Percentile or higher	200%

	TSR	Peer Group	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating

2016-2018 Grant Year 2 (2017 TSR)	64.85%	86%	<35%	50%	80%	2.00

2017-2019 Grant Year 1 (2017 TSR)	65.12%	88%	<35%	50%	80%	2.00

2017 TSR performance and peer group percentiles differ because of a slight variation in the calculation methodology and peer group used in the 2016-2018 award and 2017-2019 award.

2015-2017 Special Equity Award

In February 2015, the Board of Directors, upon the recommendation of the Compensation Committee, granted Mr. Brondeau a special equity award consisting of 50% performance-based restricted stock units (PRSUs) and 50% options vesting based on three years of continuous service. The awards had a total grant date fair value of $4,000,000. Whether the PRSUs were earned depended on the relative TSR of the Company to a peer group of companies for the three-year performance period 2015-2017. At the time the award was contemplated and ultimately made, the Compensation Committee felt it was an important step in recognizing Mr. Brondeau’s continued leadership of the Company at a critical time in its evolution towards complete transformation of the Company’s portfolio through several significant acquisitions and divestitures, and at a time when there were significant changes taking place in the chemicals industry, led by the announcement of the transactions involving The Dow Chemical Company and DuPont. It was the Compensation Committee’s view that this grant was needed for retentive purposes and that any risk to stockholders associated with the size of the award was mitigated by the use of rigorous performance hurdles that ensure that value is only delivered to Mr. Brondeau if value is also provided to stockholders.

For the relevant performance period, the Company’s relative TSR performance was as follows:

	TSR	Peer Group	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating

3 Year TSR 2015 – 2017	70.52%	74%	<35%	50%	80%	1.80

Relative TSR performance for the 2015-2017 cycle was achieved at a rating of 1.80, between target and maximum performance. As such, 56,774 shares were earned and delivered to Mr. Brondeau in 2018.

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2015-2017 Performance-based Cash Awards

Below is a discussion of performance-based cash awards that vested in 2017.

TSR performance for the cash award was calculated as a point-to-point measurement from 2015-2017. For relative performance at the 35th percentile (the threshold) a payment equal to 40% of target is made. (No payment is made for performance at less than the 35 th percentile.) For relative performance at the 50 th percentile (the target) a payout of one times target is made, and for relative performance at the 80th percentile or higher, a maximum payout of two times target is made.

Details concerning the calculation of the payment for the 2015-2017 award cycle are set forth below:

	TSR	Peer Group	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating

3 Year TSR 2015 – 2017	70.52%	74%	<35%	50%	80%	1.80

The Company’s TSR performance from 2015-2017 was 70.52% placing it at 74% of its peer group percentile. This yielded a payout at 180% of target for each grantee, as follows: $3,299,940 for Mr. Brondeau, $575,100 for Mr. Graves, $484,020 for Mr. Douglas, $169,920 for Mr. Norris, and $384,480 for Ms. Utecht. Mr. Norris’ payout was prorated since his service with the Company ceased on October 31, 2017. No further performance-based cash awards have been granted by the Company. As described above, this pay element has been replaced with PRSUs.

Additional Compensation Policies and Practices

Executive Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Company stock by executive officers. The ownership targets are as follows:

Position	Required Salary Multiple

CEO	6x base salary

CFO	3x base salary

President of Agricultural Solutions	3x base salary

All other NEOs	2x base salary

These ownership guidelines are reviewed against our peer company practices and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation. NEOs have a period of up to five years from the date of their election to meet the guidelines. In addition, the Company does not permit the sale of shares acquired upon the exercise of options or upon the vesting of time-based or performance-based restricted stock unit awards in an amount greater than 50% of the grant if the ownership targets have not been met.

All NEOs are in compliance with current ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

The Company has adopted a policy which, with respect to Company stock, prohibits the directors and officers of the Company, as well as their immediate family members, from (i) engaging in any forms of hedging or monetization transactions, or (ii) pledging or creating a security interest, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company stock.

Clawback Policy

The Company has adopted a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements. If an accounting restatement is required because of material non-compliance with any financial reporting requirement, all incentive compensation paid or credited to each current or former executive officer for the restated period (up to three years) will be recalculated based on restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to the Company. Alternatively, the Company is authorized to offset the forfeitable amount from compensation owed currently or in the future to such executive officer. The Compensation Committee is authorized to interpret this policy and make all determinations necessary for the policy’s operation.

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Tax Deductibility of Executive Compensation

As part of its role, the Compensation Committee considers to what extent the Company can deduct any of its executive compensation under Section 162(m) of the Internal Revenue Code. Generally, a public company cannot deduct compensation in excess of $1 million paid in any year to a Company’s chief executive officer, chief financial officer and the three other most highly compensated officers. However, before 2017 tax reform, certain “qualified performance- based compensation”, was not subject to this $1 million limitation. In designing our compensation programs and in making awards to our executive officers, the Compensation Committee is mindful of whether compensation will be deductible, but it retains the flexibility to award compensation that is not deductible in order to meet the objectives of our compensation philosophy. The Compensation Committee is currently assessing the effects of the changes to Section 162(m) under 2017 tax reform, which generally will apply to executive compensation in 2018 and onward.

Potential Benefits Related to Change in Control or NEO Termination

The Compensation Committee believes that the long-term interests of stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These are “double trigger” arrangements – i.e., severance benefits under these arrangements are only triggered by a qualifying event (see section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment under certain specified circumstances within 24 months following the event. Likewise, unless the Board decides otherwise, the vesting of otherwise unvested LTI and KMA awards will accelerate only upon the occurrence of both a qualifying change in control event and such termination of employment. The Compensation Committee also determined that, beginning in 2010, the Company would not enter into any agreements to pay an additional cash amount to cover any excise or similar tax under Section 4999 of the IRC in respect of any of the benefits subject to such excise taxes for any individual newly eligible for a change-in-control agreement. Of the current NEOs, only Ms. Utecht would be eligible for an additional cash amount to cover such excise taxes, due to the grandfathered status of her existing agreement. In addition, the Compensation Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all of the above-described benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

Only Mr. Norris and Ms. Utecht are eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available on a non-discriminatory basis to all employees hired before July 2007 who meet the service criteria; and (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the Pension Benefits Table 2017 and the narrative that follows it.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

C. Scott Greer, Chairman

K’Lynne Johnson

Paul J. Norris

William H. Powell

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE 2017

						Non-Equity	Change In
				Stock	Option	Incentive Plan	Pension	All Other
		Salary	Bonus	Awards(1)(5)	Awards(1)	Compensation(2)	Value(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(d)	(e)	(f)	(g)	(h)	(i)

PIERRE BRONDEAU	2017	1,191,610		3,766,572	1,605,902	5,909,567	N/A	538,222	13,011,873
President, Chief Executive Officer	2016	1,149,830		4,085,842	1,738,172	2,552,623	N/A	589,910	10,116,377
and Chairman of the Board	2015	1,100,000		4,511,199	4,008,131	1,812,360	N/A	313,963	11,745,653

PAUL GRAVES	2017	697,138		681,964	291,135	1,338,535	N/A	196,893	3,205,665
Executive Vice President and	2016	678,456		1,996,480	308,935	753,100	N/A	222,922	3,959,893
Chief Financial Officer	2015	649,147		340,575	345,174	516,072	N/A	128,704	1,979,672

MARK DOUGLAS	2017	598,321		573,952	245,032	1,235,248	N/A	166,696	2,819,249
President FMC	2016	582,286		1,881,577	260,009	685,602	N/A	180,619	3,590,093
Agricultural Solutions	2015	557,132		286,613	290,533	384,923	N/A	96,029	1,615,230

ERIC NORRIS(6)	2017	341,228	205,900	283,404	120,974	374,657	451,024	52,130	1,829,317
President	2016	402,165		824,816	128,365	293,789	321,569	42,094	2,012,798
Health and Nutrition	2015	342,033		106,592	108,024	283,888	152,399	17,605	1,010,541

ANDREA UTECHT	2017	509,516		455,922	194,654	942,451	391,958	72,655	2,567,156
Executive Vice President, General	2016	492,914		1,008,469	206,557	547,160	258,400	62,113	2,575,613
Counsel and Secretary	2015	478,213		227,705	230,807	366,997	92,408	47,623	1,443,753

(1)	The amounts in these columns reflect the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note (14) to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2017 for the assumptions used in the valuations that appear in these columns. The awards in column (d) are comprised of restricted stock units and performance-based restricted stock units.

(2)	For 2017, the totals listed in this column include amounts earned under the Incentive Compensation and Stock Plan as follows: (i) with respect to the Annual Incentive for 2017, for Mr. Brondeau, $2,609,627; for Mr. Graves, $763,435; for Mr. Douglas, $751,228; for Mr. Norris, $204,737; and for Ms. Utecht, $557,971; and (ii) with respect to the performance-based cash component of the 2015-2017 Long-Term Incentive Award, for Mr. Brondeau, $3,299,940; for Mr. Graves, $575,100; for Mr. Douglas, $484,020; for Mr. Norris, $169,920; and for Ms. Utecht, $384,480.

(3)	For 2017, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2017 and the narrative that follows.

(4)	For 2017, the amounts stated in this column include: (i) with respect to the Company’s matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Brondeau, Graves, Douglas, and Norris and Ms. Utecht, $10,800; (ii) with respect to the Company’s matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Brondeau $138,969; for Mr. Graves, $47,210; for Mr. Douglas, $40,557; for Mr. Norris, $23,424; and for Ms. Utecht, $31,467; (iii) with respect to the Company’s core contributions to the Qualified and Nonqualified Savings and Investment Plans, for Mr. Brondeau, $13,500 for the Qualified Plan and $173,712 for the Nonqualified Plan; for Mr. Graves, $13,500 for the Qualified Plan and $59,012 for the Nonqualified Plan; and for Mr. Douglas, $13,500 for the Qualified Plan and $50,696 for the Nonqualified Plan; (iv) with respect to dividends paid on unvested restricted stock units, for Mr. Brondeau, $70,888; for Mr. Graves, $37,154; for Mr. Douglas, $39,444; for Mr. Norris, $14,885; and for Ms. Utecht, $19,024. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Brondeau, financial planning $25,000, personal use of the Company airplane $94,913, a golf club membership, and reserved parking; for Mr. Graves, financial planning, executive long-term disability insurance, a golf club membership, and reserved parking; for Mr. Douglas, financial planning, a golf club membership and reserved parking; for Mr. Norris, financial planning; and for Ms. Utecht, financial planning, executive long-term disability insurance and reserved parking. The aggregate incremental cost for each of the foregoing perquisites and personal benefits that was quantified was calculated based on the amount the Company paid for such benefit times the percentage of personal use not reimbursed to the Company.

(5)	For 2017, the amounts listed in this column include: (i) performance-based restricted stock unit grants for Mr. Brondeau, 39,890 units; for Mr. Graves, 5,785 units; for Mr. Douglas, 4,869 units; for Mr. Norris, 2,404 units; and for Ms. Utecht, 3,868 units; and (ii) annual restricted stock unit grants for Mr. Brondeau, 18,559 units; for Mr. Graves, 5,047 units; for Mr. Douglas, 4,248 units; for Mr. Norris, 2,097 units; and for Ms. Utecht, 3,375 units. Per SEC rules, the values of PRSUs are reported in this column based on their probable (target) outcomes at the grant date. However, the terms of the PRSUs permit additional shares to be earned based on above-target performance. In each case, the maximum numbers of shares that may be earned is equal to twice the target amount. The grant date value of the maximum number of shares that may be earned under the PRSUs was $5,347,653 for Mr. Brondeau, $775,537 for Mr. Graves, $652,738 for Mr. Douglas, $322,280 for Mr. Norris, and $518,544 for Ms. Utecht.

(6)	Mr. Norris’ service with the Company ceased on October 31, 2017. Pursuant to a retention letter between the Company and Mr. Norris dated April 4, 2017 and subsequent communications between the Company and Mr. Norris, upon cessation of his employment, Mr. Norris became entitled to certain payments and benefits, including a $205,900 retention bonus as reflected in column (d). The payments and benefits received by Mr. Norris upon cessation of his employment with the Company are more fully described below, under the heading “Potential Payments Upon Termination or Change in Control – Eric Norris”.

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The Summary Compensation Table lists all 2015, 2016 and 2017 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, any individual who served as the Chief Financial Officer during any part of 2017, each of the Company’s other executive officers that served as of the end of the fiscal year, and Mr. Norris. The base salary, Annual Incentives, and Long Term Incentives (consisting of stock options, restricted stock units and performance-based restricted stock units), paid or awarded to these officers were determined by the Compensation Committee, as also described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long Term Incentive awards are also described under “Components of Executive Compensation” under the Compensation and Discussion Analysis. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (g) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits Table.

GRANTS OF PLAN-BASED AWARDS TABLE 2017

					Estimated Future Payouts Under
					Equity Incentive Plan Awards			All Other	All Other
		Estimated Future Payouts Under			Number of Shares of			Stock	Option		Grant
		Non-Equity Incentive Plan Awards(1)			Stock or Units(2)			Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
								Shares of	Securities	Price of	Stock and
								Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Pierre Brondeau	N/A	0	1,429,932	2,859,864
	2/27/2017				19,945	39,890	79,780				2,673,827
	2/27/2017							18,559			1,069,555
	2/27/2017								102,548	57.63	1,605,902

Paul Graves	N/A	0	418,321	836,641
	2/27/2017				2,893	5,785	11,570				387,769
	2/27/2017							5,047			290,859
	2/27/2017								18,591	57.63	291,135

Mark Douglas	N/A	0	418,862	837,724
	2/27/2017				2,435	4,869	9,738				326,369
	2/27/2017							4,248			244,812
	2/27/2017								15,647	57.63	245,032

Eric Norris(3)	N/A	0	204,737	409,474
	2/27/2017				1,202	2,404	4,808				161,140
	2/27/2017							2,097			120,850
	2/27/2017								7,725	57.63	120,974

Andrea Utecht	N/A	0	305,738	611,475
	2/27/2017				1,934	3,868	7,736				259,272
	2/27/2017							3,374			194,444
	2/27/2017								12,430	57.63	194,654

(1)	The actual amount of the Annual Incentive paid to the NEO with respect to 2017 is stated in footnote (2) to Column (f ) of the Summary Compensation Table. The annual incentive awards have possible payouts at any point from zero to the respective maximums shown; therefore, no threshold is given.

(2)	For performance-based restricted stock units, which have a 2017-2019 performance period, a zero payout for each measurement period is possible, with the first payout for a measurement period thereafter equal to .5 times the target. The threshold shown represents .5 times the target, although such amount is not a guaranteed amount. Please see the narrative in the Compensation Discussion and Analysis for further explanation of the awards and how they are calculated.

(3)	Mr. Norris’ service with the Company ceased on October 31, 2017. See section heading “Eric Norris” under “Potential Payments Upon Termination or Change in Control” for an explanation of how his grants of plan-based awards were treated upon his termination.

Each of the awards contained in the Grants of Plan-Based Awards Table above are granted under the Incentive Compensation and Stock Plan, which is administered by the Compensation Committee, in accordance with principles set forth in the Compensation Discussion and Analysis. The Incentive Compensation and Stock Plan provides for annual, as well as long term incentive awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 2017

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f )	Number of Shares or Units of Stock That Have Not Vested(2)(3) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Pierre Brondeau	72,992			28.64	2/18/2020	30,823	2,917,705
	68,424			40.89	2/17/2021	31,100	2,943,926
	73,524			47.60	2/16/2022	18,559	1,756,795
	57,574			59.47	2/18/2023	57,962(4)	5,486,683
	47,717			72.93	2/17/2024	71,070(5)	6,727,486	70,172(6)	6,642,482
		80,267		63.41	2/27/2025	20,084(7)	1,901,151	59,836(8)	5,664,076
		82,137		63.41	2/27/2025
		203,533		37.38	2/25/2026
		102,548		57.63	2/27/2027

Paul Graves	12,246			59.47	2/18/2023	5,371	508,419
	10,252			72.93	2/17/2024	8,291	784,826
		13,986		63.41	2/27/2025	5,047	477,749
		36,175		37.38	2/25/2026	34,000	3,218,440
		18,591		57.63	2/27/2027	10,105(5)	956,539	9,978(6)	944,517
						2,913(7)	275,745	8,678(8)	821,459

Mark Douglas	2,198			30.31	3/22/2020	7,000	662,620
	11,960			40.89	2/17/2021	4,520	427,863
	11,244			47.60	2/16/2022	6,978	660,537
	9,565			59.47	2/18/2023	4,248	402,116
	8,629			72.93	2/17/2024	34,000	3,218,440
		11,772		63.41	2/27/2025	8,504(5)	804,989	8,398(6)	794,955
		30,446		37.38	2/25/2026	2,451(7)	232,012	7,304(8)	691,397
		15,647		57.63	2/27/2017

Eric Norris								1,266(9)	119,840
								334(10)	31,616

Andrea Utecht(11)	13,848			28.64	2/18/2020
	10,616			40.89	2/17/2021
	10,352			47.60	2/16/2022
	8,106			59.47	2/18/2023
	6,855			72.93	2/17/2024			6,672(6)	631,572
		9,352		63.41	2/27/2025			5,802(8)	549,217
		24,187		37.38	2/25/2026
		12,430		57.63	2/25/2027

(1)	For the awards with an expiration date of 2/27/2025, the vesting date is 2/27/2018; for the awards with an expiration date of 2/25/2026, the vesting date is 2/25/2019; for the awards with an expiration date of 2/27/2027, the vesting date is 2/27/2020. Because Ms. Utecht is eligible for Normal Retirement (as defined in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement under the “Retirement” heading), her awards are not subject to forfeiture, and would become exercisable if her employment were to terminate.
(2)	With respect to Mr. Douglas’ award of 7,000 shares, the vesting date is 2/17/2018. With respect to Mr. Brondeau’s award of 30,823 shares, Mr. Graves’ award of 5,371 shares, and Mr. Douglas’ award of 4,520 shares, the vesting date is 2/27/2018. With respect to Mr. Brondeau’s award of 31,100 shares, Mr. Graves’ awards of 8,291 shares and 34,000 shares, and Mr. Douglas’ awards of 6,978 shares and 34,000 shares, the vesting date is 2/25/2019. With respect to Mr. Brondeau’s award of 18,559 shares, Mr. Graves’ award of 5,047 shares, and Mr. Douglas’ award of 4,248 shares, the vesting date is 2/27/2020.
(3)	The stock award numbers shown in column (g) indicate the number of shares subject to outstanding awards as adjusted in the case of banked PRSUs to reflect actual performance outcomes and dividend equivalent units credited with respect to those banked units. The stock award numbers shown in column (i) are unbanked PRSU awards adjusted based on performance in the previous fiscal year (as dictated by SEC rules); actual performance outcomes for those awards will not be determined until the applicable performance periods are completed.
(4)	These units represent the shares and corresponding dividend equivalent rights which were banked in respect of Mr. Brondeau’s special equity grant in 2015. These shares remained subject to time-based vesting based on continued service through 2/27/18.
(5)	These units represent the portion of PRSUs granted in 2016 that were banked based on 2016 performance and 2017 performance, in each case at 200%. The numbers represented also include the dividend equivalent rights credited with respect to those banked units. These shares remain subject to time- based vesting based on continued service through 12/31/2018.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 38

(6)	These units represent the portion of PRSUs granted in 2016 that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 200% of target in accordance with SEC rules. If and to the extent earned, these units will be delivered following the culmination of the performance period ended 12/31/18.
(7)	These units represent the portion of PRSUs granted in 2017 that were banked based on 2017 performance, at 200%. The numbers represented also include the dividend equivalent rights credited with respect to those banked units. These shares remain subject to time-based vesting based on continued service through 12/31/2019.
(8)	These units represent the portion of PRSUs granted in 2017 that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 200% of target in accordance with SEC rules. If and to the extent banked, these units will be subject to time-based vesting based on continued service through 12/31/19, other than for Ms. Utecht whose shares will be considered vested when banked because she is eligible for Normal Retirement. However, such banked shares would not be delivered to her until after the culmination of the performance period ended 12/31/19.
(9)	These units represent the PRSUs granted in 2016 that remain subject to an open performance period. Following Mr. Norris’ termination in 2017, he only remains eligible to earn units in respect of the cumulative performance period from 2016-2018, prorated to reflect his service during that time. While no amount has yet been earned, the units are shown here at 200% of target in accordance with SEC rules. If and to the extent earned, the units will be delivered following the culmination of the performance period ended 12/31/18.
(10)	These units represent the PRSUs granted in 2017 that remain subject to an open performance period. Following Mr. Norris’ termination in 2017, he only remains eligible to earn units in respect of the cumulative performance period from 2017-2019, prorated to reflect his service during that time. While no amount has yet been earned, the units are shown here at 200% of target in accordance with SEC rules. If and to the extent earned, the units will be delivered following the culmination of the performance period on 12/31/19.
(11)	Because Ms. Utecht is eligible for Normal Retirement, none of her RSUs or banked PRSUs are subject to forfeiture. Therefore, there are no unvested shares to report for her in column (g). In the absence of her eligibility for Normal Retirement, the following grants would have been reported for her in column (g): 3,523 RSUs (otherwise vesting on 2/27/18), 14,000 RSUs (otherwise vesting on 2/25/19), 5,544 RSUs (otherwise vesting on 2/25/19), 3,374 RSUs (otherwise vesting on 2/27/20), 3,373 shares banked under the 2016 PRSU grant based on 2016 performance (otherwise vesting on 12/31/18), 3,383 shares banked under the 2016 PRSU grant based on 2017 performance (otherwise vesting on 12/31/18), and 1,948 shares banked under the 2017 PRSU grant based on 2017 performance (otherwise vesting on 12/31/19).

OPTION EXERCISES AND STOCK VESTED TABLE 2017

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired On Exercise	On Exercise	Acquired On Vesting	On Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Pierre Brondeau	0	0	19,771	1,143,357

Paul Graves	0	0	4,248	245,662

Mark Douglas	8,000	364,200	3,575	206,742

Eric Norris	11,289	271,586	17,716(1)	1,605,664

Andrea Utecht	28,608	1,550,199	11,532(2)	972,555

(1)	3,815 shares vested under Mr. Norris’ 2016 PRSU grant following his termination based on the Company’s 2016 and 2017 performance, and will be delivered after the culmination of the performance period ended 12/31/18. In addition, 1,005 shares vested under Mr. Norris’ 2017 PRSU grant following his termination, based on the Company’s 2017 performance, and will be delivered after the culmination of the performance period ended 12/31/19.

(2)	3,374 shares represent the RSUs that were granted to Ms. Utecht in 2017. They will be delivered following the otherwise applicable vesting date set forth in the grant (2/27/2020) or if sooner, upon certain termination events. In addition, 3,383 shares were earned pursuant to Ms. Utecht’s 2016 PRSU grant, based on the Company’s 2017 performance, which will be delivered after the culmination of the performance period ended 12/31/18. 1,948 shares were earned pursuant to Ms. Utecht’s 2017 PRSU grant, based on the Company’s 2017 performance, which will be delivered after the culmination of the performance period ended 12/31/19. The shares are reported in this table because Ms. Utecht was eligible for Normal Retirement when the RSUs were granted and the PRSUs were banked, and therefore the shares are not subject to a risk of forfeiture.

PENSION BENEFITS TABLE 2017

		Number of Years	Present Value of	Payments During
		Credited Service(1)	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Pierre Brondeau	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A

Paul Graves	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A

Mark Douglas	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A

Eric Norris	Qualified Plan	16.25	556,526	—
	Nonqualified Plan	16.25	925,643	—

Andrea Utecht	Qualified Plan	16.50	779,970	—
	Nonqualified Plan	16.50	2,112,981	—

(1)	All credited years of service are the actual years of service under the relevant plan.

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Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. Messrs. Brondeau, Graves and Douglas were hired after July 1, 2007 when the Qualified Plan was closed to new employees, and accordingly these NEOs do not participate in the Qualified Plan, but do participate in defined contribution plans of the Company.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula, and the annual benefit payable is subject to a statutory cap of $215,000 for 2017 (“maximum benefit limitation” cap). FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), Annual Incentive pay (see footnote (2) to Column (f ) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $270,000 for 2017 (“total earnings” cap). However, stock option gains, other equity awards and long-term performance-based cash are not included in eligible compensation.

Normal retirement age is 65. Ms. Utecht is eligible for normal retirement. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e., individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62, which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62. The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and the compensation that may be taken into account in calculating those benefits, as noted above.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan that restores the benefits earned under the Qualified Plan formula described above.

This plan represents an unfunded liability and all amounts listed in the table above for this plan are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. Messrs. Brondeau, Graves and Douglas are participants in defined contribution plans and are not eligible to participate in the Nonqualified Plan, as the plan does not cover employees who are not also covered by the Qualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum on the later of attainment of age 55 or six months following the employee’s retirement.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2017 are as follows.

●	Sum of present value of qualified defined benefit accrued through December 31, 2017 plus present value of nonqualified defined benefit accrued through December 31, 2017

●	Present value of qualified plan benefit calculated as amount payable at first unreduced age using December 31, 2017 ASC 715 disclosure assumptions (3.68%, RP2006 with generational MP2017 projection) and reflecting discounting of present value back to December 31, 2017 using ASC 715 interest only (3.68%)

●	Present value of nonqualified plan benefit calculated as amount payable at first unreduced age using December 31, 2017 ASC 715 lump sum assumptions (2.80%, 417e2018) and reflecting discounting of present value back to December 31, 2017 using ASC 715 interest only (3.29%) for Ms. Utecht

●	Unreduced benefits are first available at age 69.08 (immediately) for Ms. Utecht

●	Mr. Norris terminated effective October 31, 2017 and was eligible for the Health & Nutrition early retirement enhancement upon termination. This allows Mr. Norris to receive his qualified pension benefit without an early retirement reduction at age 62 (his first unreduced age)

●	Mr. Norris will be paid his nonqualified benefit as a lump sum at age 55. His nonqualified present value is calculated as the amount payable at age 55 using December 31, 2017 ASC 715 lump sum assumptions (2.80%, 417e2018) and reflecting discounting of present value back to December 31, 2017 using ASC 715 interest only

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 40

NONQUALIFIED DEFERRED COMPENSATION TABLE 2017

	Executive			aggregate		aggregate
	contributions	Registrant contributions		Earnings	aggregate Withdrawals/	Balance at
	in Last FY(1)	in Last FY(2)		in Last FY	Distributions	Last FYE(3)
Name	($)	($)		($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)

Pierre Brondeau	187,212	312,681	(4)	2,029,133	—	5,814,771

Paul Graves	72,512	106,221	(5)	287,233	—	1,008,623

Mark Douglas	64,196	91,253	(6)	496,024	—	1,434,711

Eric Norris(7)	42,780	23,424		21,695	—	159,128

Andrea Utecht	52,834	31,467		394,936	—	1,984,315

(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), Salary, of the Summary Compensation Table.

(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (i), All Other Compensation, of the Summary Compensation Table.

(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Brondeau, $2,003,538; for Mr. Graves, $381,833; for Mr. Douglas, $548,714; for Mr. Norris, $51,145; and for Ms. Utecht, $894,482; plus earnings on those amounts.

(4)	In addition to the Company’s matching contribution of $138,969, Mr. Brondeau received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $270,000 in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $173,712.

(5)	In addition to the Company’s matching contribution of $47,210, Mr. Graves received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $270,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $59,012.

(6)	In addition to the Company’s matching contribution, of $40,557, Mr. Douglas received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $270,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $50,696.

(7)	Mr. Norris’ service with the Company ceased on October 31, 2017.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to employees whose annual compensation exceeds $140,000 ($250,000 in 2018). The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a) (17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2017, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e. base salary and annual incentive paid in fiscal year 2017. In addition to the Company’s matching contribution, employees hired after July 1, 2007, who are not eligible to participate in the Qualified and Non-Qualified Plans, are entitled to receive employer core contributions under the Qualified and Non-Qualified Savings Plans of 5% of eligible earnings in the aggregate.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in his or her choice of more than 20 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur or commence at the earlier of separation of service plus six months or at a designated time elected by the participant at the time of deferral. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 41

Pay Ratio Disclosure

We are required to disclose the FMC CEO to median employee pay ratio as calculated in accordance with Item 402(u) of Regulation S-K. We identified our median employee by examining the 2017 total cash compensation for all employees, excluding our CEO, who were employed by FMC on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We annualized the compensation for any full-time employee who was not employed by FMC for the full year in 2017. This includes the compensation of full-time employees who transitioned to FMC upon our acquisition of DuPont’s crop protection and research and development assets. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because it reasonably reflects the annual compensation of our employees, as we do not widely distribute annual equity awards to employees. Only approximately 2 percent of our employees receive annual equity awards. For non-U.S. employees, we applied a published currency exchange rate in effect as of December 31, 2017.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table in this proxy statement. Using this methodology, we have estimated that the median of the annual total compensation of our employees, excluding our CEO, was $50,370, and the annual total compensation of our CEO was $13,011,873. Our 2017 CEO to median employee pay ratio is 258:1.

Potential Payments Upon Termination or Change in Control

Eric Norris

On April 4, 2017, the Company and Mr. Norris entered in to a retention letter in connection with the Company’s planned divestiture of its Health and Nutrition business to DuPont. Effective October 31, 2017, Mr. Norris resigned from the Company and his employment in all capacities ceased on such date. In accordance with the April 4 retention letter, as modified in subsequent communications between the Company and Mr. Norris, Mr. Norris received, or will receive, the following payments and benefits: (i) a cash retention payment of $205,900; (ii) a cash payment of $7,921 in respect of unused vacation allotment; (iii) a prorata annual incentive plan cash payment of $204,737 for 2017 calculated at target; (iv) three months of Company paid COBRA; (v) a pro rata cash payment for Mr. Norris’ outstanding 2015 performance- based cash award paid based on actual results at the end of the vesting period in 2017 (equal to $169,920); (vi) prorata vesting of restricted stock units held by Mr. Norris, based on the actual number of days employed over the full vesting period (valued at $1,092,962 based on the price of FMC stock as of October 31, 2017); (vii) 2,072 shares representing performance-based restricted stock units banked under his 2016 PRSU grant based on actual 2016 performance (valued at $192,406 based on the price of FMC stock as of October 31, 2017), and (viii) 2,748 shares representing a prorated number of performance- based restricted stock units earned under his 2016 and 2017 PRSU grants in respect of the Company’s actual 2017 performance (valued at $163,005 based on the price of FMC stock as of the close of the 2017 performance period on December 31, 2017). Mr. Norris will also remain eligible to earn a prorata portion of his units under his 2016 and 2017 PRSU grants based on the Company’s actual cumulative performance during the three-year performance period from 2016- 2018 or 2017-2019, as applicable. Assuming target performance, the value of these prorata awards are estimated to be $75,728.

In addition, based on a combination of age and years of Company service Mr. Norris will be eligible for the early retirement pension subsidy on his qualified pension benefit resulting in an unreduced monthly pension plan benefit at age 62. In addition, Mr. Norris will be paid his nonqualified pension benefit as a lump sum at age 55. The present value of this benefit payable at age 55 as of December 31, 2017 (considering cessation of employment as of October 31, 2017 and payment in a lump sum) is $925,643.

Other NEOs

The following disclosure and accompanying table reflects the amount of compensation payable to each of our NEOs other than Mr. Norris, upon various events. The amounts shown in the table assume that such event was effective as of December 31, 2017, the last day of our fiscal year, and thus include amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our NEOs. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control. References to awards “vesting” throughout this “Potential Payments Upon Termination or Change in Control” section mean that the awards are no longer subject to a risk of forfeiture. In some cases, the cash or shares will be delivered to the NEO promptly after termination. In other cases, the NEO must wait until he or she would otherwise have received a payout had the NEO’s employment not terminated (and such deferred payouts are referred to as being subject to a “Delayed Delivery”).

Change in Control Involving a Termination

Each NEO is party to an Executive Severance Agreement which provides that if a change in control (as described below) of the Company occurs and, within two years after that change in control, the employment of an NEO is terminated without cause or an NEO resigns his or her employment because his or her duties, location, salary, compensation or benefits were substantially changed or reduced (each a “Change in Control Termination”), then the NEO would be entitled, contingent on the NEO’s execution of a release in favor of the Company, to the following payments and benefits:

●	36 months of base salary, payable in a lump sum

●	Three times target annual incentive (based on NEO’s highest historical target), payable in a lump sum

●	Prorated bonus for year of termination

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 42

●	Outplacement services, with cost capped at 15% of NEO’s base salary

●	Health and welfare benefits continuation for three years

Under the terms of the Company’s equity incentive award agreements, contingent on the NEOs executing a release, upon a Change in Control Termination:

●	All unvested stock options will vest and remain exercisable for up to three months

●	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter

●	Banked performance-based restricted stock units will vest, and shares will be delivered thereafter

●	Performance-based restricted stock units whose measurement periods are not yet complete will vest as though target level performance was attained for those measurement periods, and shares will be delivered thereafter

If all or any part of the benefits due to Ms. Utecht in connection with a Change in Control Termination are then subject to an excise or similar tax under Section 4999 of the IRC, under the terms of her Executive Severance Agreement and as consistent with the terms of a prior agreement, the Company would pay to Ms. Utecht an additional cash amount to cover all such excise taxes. Messrs. Brondeau, Graves and Douglas are not entitled to an additional cash payment to cover any excise taxes.

In general, the following are considered to be a change in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

No NEO has an entitlement to benefits upon a change in control that is not followed by a termination.

Termination Not For Cause (Other than Following a Change in Control)

The Company maintains Executive Severance Guidelines (“Guidelines”) setting forth payments and benefits to NEOs who are terminated without cause in the normal course. However, no NEO has a contractual entitlement to these benefits and the Compensation Committee has the discretion to enhance or reduce the benefits in any specific case. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines.

The Guidelines provide:

●	12 months of base salary, payable in a lump sum

●	One time target annual incentive

●	Prorated target bonus for year of termination

●	Transition benefits (outplacement assistance and financial/tax planning)

●	Health benefits continuation for one year

By Letter Agreement dated October 23, 2009, as amended (the “Brondeau Letter Agreement”), if Mr. Brondeau is terminated without cause in the normal course, he would be entitled to 24 months of base salary, payable in a lump sum, in lieu of the 12 months of base salary and one time target annual incentive set forth in the Guidelines. In addition to health benefits continuation at active employee rates for one year, he would also receive life insurance benefits continuation at active employee rates during that year. These payments and benefits would be subject to his execution of a release.

Treatment of the NEOs’equity incentive awards is as follows:

●	Vested options remain exercisable for one year following termination. Unvested options that would have vested within one year following termination become exercisable on regularly scheduled dates, and remain exercisable for one year thereafter

●	Unvested restricted stock units will vest prorata, and shares will be delivered promptly thereafter

●	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery

●	Prorata vesting of units whose measurement periods are not yet complete, based on actual performance for each applicable measurement period, with shares subject to a Delayed Delivery

Retirement

Under the terms of the Company’s long-term equity incentive award agreements, NEOs are considered retirement eligible at age 65 (“Normal Retirement”) or at age 62, once they have completed at least ten years of service with the Company (“Early Retirement”). As of December 31, 2017, only Ms. Utecht was eligible for such retirement.

If an NEO terminates employment after achieving Normal Retirement or Early Retirement:

●	All unvested stock options will vest, and remain exercisable for up to five years

●	All unvested restricted stock units will vest, with shares subject to a Delayed Delivery

●	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery

●	Performance-based restricted stock units whose measurement periods are not yet complete will vest prorata, based on actual performance for each applicable measurement period, with shares subject to a Delayed Delivery

If an NEO terminates employment, effective after June 30 of the first year of the performance cycle for an outstanding performance-based restricted stock unit award, after the NEO has achieved Normal Retirement or Early Retirement, and has commenced succession planning with our human resources department at least six months prior to the termination (“Approved Retirement”), those units will not be subject to proration. Rather, upon an Approved Retirement, the NEO will continue to earn the units as if he or she had continued to be employed until the end of the full performance period.

Any vesting of the performance-based restricted stock units upon retirement is contingent on the NEO’s execution of a release under the terms of the performance-based restricted stock unit award agreements.

Pursuant to the Brondeau Letter Agreement, if Mr. Brondeau terminates employment after the Board has approved a “definitive succession plan”, he will be considered to have attained Early Retirement for the purpose of vesting into his options and restricted stock units. However, the special equity award granted February 27, 2015 to Mr. Brondeau, consisting of options and performance-based restricted stock units, would have been forfeited had Mr. Brondeau retired before those awards had vested.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 43

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The valuation of equity awards in the below table is based upon our stock price on December 31, 2017. The ultimate value of any equity awards in the event of a termination will depend upon the stock price, (i) in the case of options, on the date of exercise, and (ii) in the case of restricted stock units and performance-based restricted stock units, on vesting and delivery of the shares.

PIERRE BRONDEAU

Executive Benefits and payments upon termination or change in control (a)	change in control termination ($) (b)		termination Without cause ($) (c)		Retirement(3) ($) (d)

Base Salary and Annual Incentive	7,920,000	(1)	2,400,000	(2)	N/A

Transition Benefits	180,000	(4)	20,000	(5)	N/A

Restricted Stock Units	7,618,426	(6)	5,042,675	(7)	N/A	(8)

Stock Options	20,530,848	(9)	5,075,125	(10)	N/A	(8)

Special Performance-Based Restricted Stock Units

(“Special PRSUs”)	5,374,208	(11)	5,075,641	(12)	N/A	(8)

Performance-Based Restricted Stock Units

(“PRSUs”)	14,781,916	(11)	10,050,399	(12)	N/A	(8)

Welfare Benefits	64,032	(13)	21,344	(14)	N/A

totaL	56,469,430		27,685,184

pauL GRaVEs

Executive Benefits and Payments Upon Termination or Change in Control (a)	change in control termination ($) (b)		termination Without cause ($) (c)		Retirement(3) ($) (d)

Base Salary and Annual Incentive	3,370,810	(1)	1,123,603	(2)	N/A

Transition Benefits	105,000	(4)	20,000	(5)	N/A

Restricted Stock Units	4,989,434	(6)	3,059,322	(7)	N/A

Stock Options	3,197,591	(9)	437,063	(10)	N/A

Performance-Based Restricted Stock Units	2,115,272	(11)	1,435,393	(12)	N/A

Welfare Benefits	66,679	(13)	19,174	(14)	N/A

totaL	13,844,786		6,094,555

maRK DouGLas

Executive Benefits and Payments Upon Termination or Change in Control (a)	change in control termination ($) (b)		termination Without cause ($) (c)		Retirement(3) ($) (d)

Base Salary and Annual Incentive	3,073,821	(1)	1,024,607	(2)	N/A

Transition Benefits	90,000	(4)	20,000	(5)	N/A

Restricted Stock Units	5,371,576	(6)	3,521,289	(7)	N/A

Stock Options	2,691,230	(9)	367,875	(10)	N/A

Performance-Based Restricted Stock Units	1,780,176	(11)	1,207,956	(12)	N/A

Welfare Benefits	62,979	(13)	19,166	(14)	N/A

totaL	13,069,782		6,160,893

anDREa utEcHt

Executive Benefits and Payments Upon Termination or Change in Control (a)	change in control termination ($) (b)		termination Without cause ($) (c)		Retirement(3) ($) (d)

Base Salary and Annual Incentive	2,463,619	(1)	821,206	(2)	N/A

Transition Benefits	77,000	(4)	20,000	(5)	N/A

Restricted Stock Units	2,502,905	(6)	2,502,905	(7)	2,502,905	(16)

Stock Options	2,137,964	(9)	2,137,964	(10)	2,137,964	(17)

Performance-Based Restricted Stock Units	1,426,242	(11)	1,426,242	(12)	1,426,242	(18)

Welfare Benefits	67,385	(13)	12,228	(14)	N/A

Pension Enhancement	532,544	(15)	N/A		N/A

Excise Tax Gross Up	0		N/A		N/A

total	9,207,659		6,465,925		6,067,111

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 44

(1)	The amount shown is equal to three times the sum of base salary plus target annual incentive, calculated by using the highest annualized target available to the NEO during his/her career with the Company.

(2)	The amount shown is equal to the sum of 12 months of base salary plus target annual incentive, except that for Mr. Brondeau, the amount is equal to 24 months of base salary.

(3)	On December 31, 2017, Ms. Utecht was eligible for Normal Retirement; and Messrs. Brondeau, Graves and Douglas were not eligible to retire.

(4)	The executives are entitled to transition benefits consisting of outplacement services. The transition benefits are capped at 15% of the NEO’s base salary. The actual amounts paid in respect of such services will be determined based upon the outplacement services obtained, if any, by an NEO upon termination. However, the amounts reflected in the table represent the maximum amounts that could be paid by the Company in respect of these services.

(5)	Transition benefits consist of outplacement services up to $20,000.
(6)	All unvested restricted stock units will vest. The amount shown is the market value of all unvested restricted stock units based on the stock price on December 31, 2017. Because Ms. Utecht is eligible for Normal Retirement, the restricted stock units appearing in the table were already considered non-forfeitable.
(7)	Unvested restricted stock units will vest prorata, based on the amount of time that the NEO was employed during the vesting period. The amount shown is the market value of these restricted stock units based on the stock price on December 31, 2017. Because Ms. Utecht is eligible for Normal Retirement, her restricted stock units will not be subject to proration.
(8)	Pursuant to the Brondeau Letter Agreement, any cessation of Mr. Brondeau’s service after December 31, 2015 and the Board’s approval of a “definitive succession plan” will have the same impact on long-term incentive awards, other than the options and Special PRSU award granted in 2015, as an early retirement for those age 62 and older with ten years of credited service. Until such time as the Board formally approves a “definitive succession plan”, this scenario is not applicable. The options and Special PRSU award granted in 2015 will be forfeited if retirement occurs before they vest.
(9)	All unvested stock options will vest. The amount shown is the value of all unvested stock options based on the difference between the exercise price and the stock price at December 31, 2017. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise. Because Ms. Utecht is eligible for Normal Retirement, the stock options appearing in the table were already considered non-forfeitable, and they will become exercisable upon the Change in Control Termination.
(10)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price on December 31, 2017. Please note, however, that the ultimate value will depend on the stock price on the date of exercise. Because Ms. Utecht is eligible for Normal Retirement, upon a termination without cause the treatment of her stock options will be as set forth in footnote (17).
(11)	All PRSUs will vest as follows: those banked units whose measurement periods have ended will vest based on actual performance (for Ms. Utecht, these were already considered non-forfeitable); those units whose measurement periods are not yet complete will vest as if the target level performance was attained. The amount shown in the table is the market value of such PRSUs based on the stock price on December 31, 2017.
(12)	Banked PRSUs will vest. A prorated portion of all PRSUs subject to open performance periods will remain outstanding. The proration is determined based on the time actually worked during the applicable performance period. The payouts of these awards are illustrated above based on actual performance for banked units with completed measurement periods and assuming target levels of performance for those units whose measurement period has not yet been completed. In each case, the amounts actually due will be paid in a lump sum after the end of the normal three-year performance cycle, based on actual TSR performance calculated in accordance with the terms of the awards. Because Ms. Utecht is eligible for Normal Retirement, upon a termination without cause the treatment of her PRSUs will be as set forth in footnote (18).
(13)	Welfare benefits of health care, life insurance and disability insurance continue for three years. The amounts shown are the estimated cost to the Company for such benefits during the period.
(14)	Health care benefits continue for 12 months. Mr. Brondeau’s life insurance benefits also continue for 12 months. The amounts shown are the estimated cost to the Company for such benefits during the period.
(15)	Under the terms of her Executive Severance Agreement with the Company, Ms. Utecht is credited with three additional age and service years under the Nonqualified Plan.
(16)	Because Ms. Utecht is eligible for Normal Retirement, all of her restricted stock units are non-forfeitable. However, such restricted stock units will not be delivered until they would otherwise have vested under the normal vesting schedule. The amount shown is the market value of these undelivered restricted stock units based on the stock price at December 31, 2017.
(17)	Because Ms. Utecht is eligible for Normal Retirement, all of her options are non-forfeitable, but during her employment, they do not become exercisable until after the normal vesting date. Once exercisable, the options remain exercisable until the earlier of the expiration date or five years following retirement. The amount shown is the value of these outstanding stock options based on the difference between the exercise price and the stock price on December 31, 2017. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.
(18)	Because Ms. Utecht is eligible for Normal Retirement, her banked PRSUs are non-forfeitable. Units whose measurement periods are not yet complete will vest prorata based on actual performance for each applicable measurement period. The shares will be delivered after the end of the normal three-year performance cycle. Upon an Approved Retirement, such units will not be subject to proration. The value of the PRSUs subject to an open performance period are presented in the table assuming target level of performance and an “Approved Retirement”.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 45

In addition to the amounts set forth in the table, upon termination each NEO would be allowed to retain his or her vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2017, subject to the expiration provisions described above. Each NEO would also be paid his or her Annual Incentive for 2017 and the 2015-2017 performance-based cash award (see footnote (2) to Column (g) of the Summary Compensation Table for the amounts of both of these awards), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f ) of the Nonqualified Deferred Compensation Table, payable commencing six months after cessation of employment or in accordance with the NEO’s predetermined distribution elections. Ms. Utecht would be entitled to her accumulated benefit under the Nonqualified Plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. For Ms. Utecht, who is eligible for Normal Retirement, the present value of her benefits as of December 31, 2017 (assuming cessation of employment as of December 31, 2017 and payment in a lump sum) is $2,645,525. These are the same nonqualified pension benefits disclosed above in the table entitled “Pension Benefits Table 2017”. The amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

Termination Under Certain Other Circumstances

Death or Disability

In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000.

Treatment of equity incentive awards is as follows:

●	All unvested stock options will vest, and remain exercisable for up to five years
●	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
●	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
●	Performance-based restricted stock units whose measurement periods are not yet complete will vest prorata, based on actual performance for the full measurement period with shares subject to a Delayed Delivery

The market value for each NEO’s unvested restricted stock units and stock option awards as of year-end 2017 is set forth in the relevant section of Column (b) of the table above. A value for each NEO’s performance-based restricted stock unit awards, with the payout for banked units based on actual performance and the payout for unvested units calculated based on an assumed level of performance at target, and prorated to reflect time employed during the applicable performance period, is set forth in the relevant section of Column (c) of the table above.

Termination For Cause

In the event of a termination of an NEO for cause, all outstanding unvested equity awards would be cancelled. All vested stock option awards would expire immediately.

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 46

VII.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock. Executive officers, directors and greater than ten percent stockholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms filed with the SEC and information provided by Reporting Persons to the Company, it is believed that all Section 16(a) requirements were fully met by all Reporting Persons with respect to the year ended December 31, 2017, except that for each of Mr. Brondeau, Mr. Graves, Mr. Douglas, Mr. Norris and Ms. Utecht, one report was filed late with respect to the surrender of shares to satisfy a tax withholding requirement.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

During the past year, the Audit Committee met six times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

●	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the company’s independent registered public accounting firm;
●	Discussed with KPMG the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees”;
●	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management; and
●	Received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The preceding report has been furnished by the following members of the Audit Committee:

Eduardo E. Cordeiro, Chairman

G. Peter D’Aloia

Paul J. Norris

Robert C. Pallash

Vincent R. Volpe, Jr.

Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Company stock and obtaining the proxies of those owners.

Andrea E. Utecht

FMC CORPORATION - Notice of Annual Meeting of Stockholders and Proxy Statement 47

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FMC CORPORATION 2929 WALNUT STREET PHILADELPHIA, PA 19104 ATTN: ANDREA E. UTECHT

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FMC CORPORATION

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3:

1.	Election of eleven Directors (nominees 1a.-1k.) to serve for a one-year term expiring in 2019, as set forth in the Proxy Statement.

	Nominees:		For	Withhold	Abstain

	1a.	Pierre Brondeau	☐	☐	☐

	1b.	Eduardo E. Cordeiro	☐	☐	☐

	1c.	G. Peter D’Aloia	☐	☐	☐

	1d.	C. Scott Greer	☐	☐	☐

	1e.	K’Lynne Johnson	☐	☐	☐

	1f.	Dirk A. Kempthorne	☐	☐	☐

	1g.	Paul J. Norris	☐	☐	☐

	1h.	Margareth Øvrum	☐	☐	☐

	1i.	Robert C. Pallash	☐	☐	☐

	1j.	William H. Powell	☐	☐	☐

	1k.	Vincent R. Volpe, Jr.	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐

3.	Approval, by non-binding vote, of executive compensation.	☐	☐	☐

NOTE: This proxy delegates discretionary authority with respect to any other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E35149-P00296

PROXY
FMC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Pierre Brondeau, Paul Graves and Andrea E. Utecht, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held at 2:00 P.M., Tuesday, April 24, 2018, on the 24th floor of the FMC Tower at Cira Centre South, 2929 Walnut Street, or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a “Plan”), then the undersigned hereby directs the trustee of each Plan to vote all shares of FMC Corporation common stock in the undersigned’s account under such Plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee, as to any other matter that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 20, 2018 how to vote these shares, or if you vote on some but not all proposals, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other Plans, vote these shares in the trustee’s discretion, except to the extent that the Plan or applicable law provides otherwise.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE